Exhibit 10.1

Execution Version

FIRST AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of October 13, 2021

by and among

EPLUS TECHNOLOGY, INC.,
EPLUS TECHNOLOGY SERVICES, INC. and
SLAIT CONSULTING, LLC
as the Borrowers,

ANY BORROWERS
WHO HEREAFTER BECOME PARTIES HERETO,

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC
for itself, as a Lender, as Administrative Agent, and as Lead Arranger

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders

****************************************

i

4.25	Full Disclosure.	63
4.26	Foreign Assets Control Regulations and Anti-Money Laundering..	63
4.27	Patriot Act	64
4.28	Anti-Corruption Laws.	64

ARTICLE V AFFIRMATIVE COVENANTS		64
5.1	Financial Statements.	64
5.2	Certificates; Other Information.	65
5.3	Notices	66
5.4	Preservation of Corporate Existence, Etc..	66
5.5	Maintenance of Property	67
5.6	Insurance	67
5.7	Payment of Obligations.	67
5.8	Compliance with Laws.	67
5.9	Inspection of Property and Books and Records; Appraisals.	67
5.10	Use of Proceeds	67
5.11	Cash Management Systems.	68
5.12	Landlord Agreements	68
5.13	Further Assurances.	68
5.14	Formation of New Subsidiaries – Joinder.	69
5.15	Environmental Matters	69
5.16	Post-Closing Obligations.	69

ARTICLE VI NEGATIVE COVENANTS		69
6.1	Limitation on Liens.	70
6.2	Disposition of Assets.	70
6.3	Consolidations and Mergers	71
6.4	Acquisitions; Loans and Investments.	71
6.5	Limitation on Indebtedness.	73
6.6	Employee Loans and Transactions with Affiliates.	75
6.7	[Reserved].	75
6.8	Margin Stock; Use of Proceeds.	75
6.9	[Reserved].	75
6.10	Compliance with ERISA.	75
6.11	Restricted Payments.	76
6.12	Change in Business.	76
6.13	Change in Structure.	76
6.14	Changes in Accounting, Name or Jurisdiction of Organization.	76
6.15	Amendments to Subordinated Indebtedness	76
6.16	No Negative Pledges	77
6.17	OFAC; Patriot Act; Sanctions.	77
6.18	Sale-Leasebacks	77
6.19	Hazardous Materials	77

ARTICLE VII FINANCIAL COVENANT		77
7.1	Fixed Charge Coverage Ratio	77

ARTICLE VIII EVENTS OF DEFAULT		77
8.1	Events of Default	77
8.2	Remedies.	79
8.3	Rights Not Exclusive.	80
8.4	Cash Collateral for Letters of Credit.	80
8.5	Equity Cure Right.	80

ARTICLE IX THE AGENT		82
9.1	Appointment and Duties.	82

9.2	Reliance by Agent.	83
9.3	Delegation of Duties.	83
9.4	Resignation of Agent.	83
9.5	Non-Reliance on Agent and Other Lenders.	84
9.6	Expenses; Indemnities; Withholding.	84
9.7	Release of Collateral or Guarantors	85

ARTICLE X MISCELLANEOUS		85
10.1	Amendments and Waivers.	85
10.2	Notices.	88
10.3	Electronic Transmissions.	88
10.4	No Waiver; Cumulative Remedies..	89
10.5	Costs and Expenses.	90
10.6	Indemnity.	90
10.7	Marshaling; Payments Set Aside	91
10.8	Successors and Assigns.	91
10.9	Assignments and Participations; Binding Effect.	91
10.10	Non-Public Information; Confidentiality.	94
10.11	Set-off; Sharing of Payments.	96
10.12	Counterparts; Facsimile Signature.	97
10.13	Severability.	97
10.14	Captions.	97
10.15	Independence of Provisions	97
10.16	Interpretation	97
10.17	No Third Parties Benefited.	97
10.18	Governing Law and Jurisdiction.	97
10.19	Waiver of Jury Trial.	98
10.20	Entire Agreement; Release; Survival.	98
10.21	Patriot Act.	99
10.22	Replacement of Lenders.	99
10.23	Joint and Several	100
10.24	Creditor-Debtor Relationship	100
10.25	Actions in Concert.	100
10.26	Keepwell	100
10.27	Acknowledgement Regarding Any Supported QFCs	100

ARTICLE XI TAXES AND YIELD PROTECTION		101
11.1	Increased Costs.	101
11.2	Taxes.	102

SCHEDULES

Schedule 1.1	Prior Indebtedness
Schedule 2.1(a)	Floorplan Loan Allocations
Schedule 2.1(b)	Revolving Loan Allocations
Schedule 4.5	Litigation
Schedule 4.7	ERISA Compliance
Schedule 4.9	Real Estate
Schedule 4.12	Environmental
Schedule 4.15	Labor Relations
Schedule 4.16	Intellectual Property
Schedule 4.18	Insurance
Schedule 4.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.20	Jurisdiction of Organization; Chief Executive Office
Schedule 4.21	Locations of Inventory, Equipment and Books and Records
Schedule 4.22	Deposit Accounts and Other Accounts
Schedule 4.23	Government Contracts
Schedule 5.16	Post-Closing Obligations
Schedule 6.1	Liens
Schedule 6.4	Investments
Schedule 6.5	Indebtedness
Schedule 6.6	Transactions with Affiliates
Schedule 10.2	Notice Information

EXHIBITS

Exhibit 1.1(a)	Form of Assignment
Exhibit 1.1(b)	Form of Borrowing Base Certificate
Exhibit 1.1(c)	Form of Notice of Borrowing
Exhibit 1.1(d)	Form of Joinder to Credit Agreement
Exhibit 2.1(c)	Form of L/C Request
Exhibit 2.1(d)	Form of Swingline Request
Exhibit 3.1	Closing Checklist
Exhibit 5.2(a)	Form of Compliance Certificate

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, restated, amended and restated, modified and/or supplemented from time to time, this “Agreement”) is entered into as of October 13, 2021, by and among (a) ePlus Technology, inc., a Virginia corporation (“Technology”), (b) ePlus Technology Services, inc., a Virginia corporation (“Services”), (c) SLAIT Consulting, LLC, a Virginia limited liability company (“SLAIT”), (d) any other additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit 1.1(d) (said additional entities, together with Technology, Services and SLAIT, are hereinafter sometimes referred to collectively as the “Borrowers” and each singly as a “Borrower”), (e) the financial institutions who are from time to time parties to this Agreement as lenders (collectively, the “Lenders” and individually each a “Lender”) and (f) Wells Fargo Commercial Distribution Finance, LLC, a Delaware limited liability company (in its individual capacity, “CDF”), as Agent for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers and CDF are parties to the following financing agreements (as the same have been amended, extended, supplemented or modified prior to the date hereof, the “Existing Financing Agreements”):

(a)          a certain Amended and Restated Agreement for Wholesale Financing, dated as of July 23, 2012 (as the same has been amended, extended, supplemented or modified prior to the date hereof, the “Existing AWF”), by and among CDF and Borrowers; and

(b)          a certain Amended and Restated Business Financing Agreement, dated as of July 23, 2012 (as the same has been amended, extended, supplemented or modified prior to the date hereof, the “Existing BFA”), by and among CDF and Borrowers.

in each case, pursuant to which, among other things, CDF has made and agreed to make, from time to time, certain loans and other extensions of credit to and for the benefit of the Borrowers, all subject to the terms and conditions contained therein; and

WHEREAS, the Borrowers have requested that the Existing Financing Agreements be amended, restated and replaced in their entirety, as provided for herein; and

WHEREAS, the Lenders (including CDF) and the Agent are willing, upon the terms and conditions hereof, to amend, restate and replace in their entirety the Existing Financing Agreements in the manner provided for herein;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Financing Agreements are hereby amended, restated and replaced in their entirety as follows:

ARTICLE I
DEFINITIONS

1.1          Defined Terms.  The following terms are defined in the Sections or Sections referenced opposite such terms:

“Advance Date”	2.1(a)(v)
“Affected Lender”	10.22(a)
“Aggregate Excess Funding Amount”	2.11(e)(iv)
“Agreement”	Preamble
“Approval Date”	2.1(a)(v)
“BHC Act Affiliate”	10.27
“Borrower Representative”	2.12
“Borrower Materials”	10.10(e)
“Borrowers”	Preamble
“CDF”	Preamble
“Compliance Certifícate”	5.2(a)
“Covered Entity”	10.27
“Covered Party”	10.27
“Cure Amount”	8.5(b)
“Cure Right”	8.5(a)
“Eligible Accounts”	2.13(b)
“Eligible Cisco Rebates”	2.13(c)
“Eligible Intercompany Lease Receivables”	2.13(d)
“Erroneous Payment”	2.11(g)(i)
“Erroneous Payment Deficiency Assignment”	2.11(g)(iv)
“Erroneous Payment Return Deficiency”	2.11(g)(iv)
“Event of Default”	8.1
“Existing AWF”	Recitals
“Existing BFA”	Recitals
“Existing Financing Agreements”	Recitals
“FCA”	2.3(f)(iii)(A)
“Financial Statement Delivery Date”	8.5(a)
“Floorplan Advances”	2.1(a)(ii)
“Floorplan Funding Date”	2.1(a)(vi)
“Floorplan Loan”	2.1(a)(i)
“Floorplan Loan Allocation”	2.1(a)(i)
“Gross Borrowing Base”	2.13(a)
“Indemnified Matters”	10.6(a)
“Indemnitee”	10.6(a)
“Intercompany Notes”	6.4(c)(iii)
“Internal Policies”	2.1(a)(ii)
“Intervening Default”	2.1(a)(v)
“Inventory Value”	2.13(d)
“Investments”	6.4
“L/C Reimbursement Agreement”	2.1(c)(i)(C)
“L/C Reimbursement Date”	2.1(c)(v)
“L/C Request”	2.1(c)(ii)
“L/C Sublimit”	2.1(c)(i)(A)
“Lender”	Preamble
“Letter of Credit Fee”	2.9(b)
“LIBOR Administrator”	2.3(f)(iii)(A)
“Maximum Lawful Rate”	2.3(e)
“MNPI”	10.10(a)
“OFAC”	4.26
“Other Lender”	2.11(e)(i)
“Overtrade Approval”	2.1(a)(ix)
“Participant Register”	10.9(i)
“Payment Recipient”	2.11(g)(i)
“Protective Overadvance”	2.1(b)(ii)
“QFC Credit Support”	10.27
“Register”	2.4(b)
“Reserves”	2.13(f)
“Resignation Effective Date”	9.4(a)
“Restricted Payments”	6.11
“Replacement Lender”	10.22

“Revolving Loan Allocation”	2.1(b)(i)
“Revolving Loan”	2.1(b)(i)
“Sale”	10.9(b)
“SDN List”	4.26
“Services”	Preamble
“SLAIT”	Preamble
“Specified Financial Covenant”	8.5(a)
“Specified Financial Quarter”	8.5(a)
“Supported QFC”	10.27
“Swingline Loan”	2.1(d)(i)
“Swingline Request”	2.1(d)(ii)
“Tax Returns”	4.10
“Technology”	Preamble
“U.S. Special Resolution Regimes”	10.27
“Vendor”	2.1(a)(ii)

(a)          Defined Terms.  When used in this Agreement, (a) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in this Agreement; (b) accounting terms not otherwise specifically defined shall be construed in accordance with GAAP consistently applied; and (c) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of an Account Debtor of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock are acquired by a Credit Party in a Permitted Acquisition; provided, that such Indebtedness (i) is either (a) purchase money Indebtedness or a capital lease with respect to equipment or (b) mortgage financing with respect to Real Estate, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Voting Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.  For purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Wells Fargo Commercial Distribution Finance, LLC in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Allocations” means the aggregate Allocations of all Lenders.

“Aggregate Floorplan Loan Allocation” means the combined Floorplan Loan Allocations of the Lenders, which shall be in the amount of Three Hundred Seventy-Five Million Dollars ($375,000,000.00), as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Floorplan Outstandings” means the sum of the (a) the Aggregate Funded Floorplan Outstandings and (b) Open Approvals.

“Aggregate Funded Floorplan Outstandings” means the invoiced principal amounts outstanding under the Aggregate Floorplan Loan Allocation.

“Aggregate Outstandings” means, collectively, the Aggregate Floorplan Outstandings, the Letter of Credit Obligations, the principal amount outstanding under Borrower’s Revolving Loan Allocations, and the principal amount outstanding under the Borrower’s Swingline Allocation.

“Aggregate Revolving Loan Allocation” means the combined Revolving Loan Allocations of the Lenders, which shall initially be in the amount of One Hundred Million Dollars ($100,000,000.00), as such amount may be reduced from time to time pursuant to this Agreement.

“Allocation” means, for each Lender, the sum of its Revolving Loan Allocation and Floorplan Loan Allocation.

“Allocation Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Allocation divided by the Aggregate Allocation, provided that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation applicable to the Credit Parties in other jurisdictions.

“Applicable Margin” means one and 75/100 percent (1.75%).

“Approval” means CDF’s indication to a Vendor that the Lenders will provide financing to Borrowers with respect to a particular Borrower Invoice or Borrower Invoices.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 10.9 (with the consent of any party whose consent is required by Section 10.9(c)), accepted by Agent, substantially in the form of Exhibit 1.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date; provided, that if the then-current Benchmark is based upon SOFR Average, such Benchmark shall be deemed to not have any Available Tenors.

“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries by a Bank Product Provider:  (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, or (e) Cash Management Services.

“Bank Product Agreements” means those agreements entered into from time to time by a Borrower or a Credit Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Borrower, any other Credit Party, or any Guarantor to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo Bank N.A. or any of its Affiliates and any Lender or Affiliate of a Lender that is providing a Bank Product, provided the provider delivers written notice to Agent, in form and substance satisfactory to Agent, within ten (10) days following the later of the Closing Date or creation of the Bank Product, describing the Bank Product created and setting forth the maximum amount of such Bank Product to be secured by the Collateral and the methodology to be used in calculating such amount.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate in its sole discretion to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of a Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“Base Rate” means the greatest of (a) one percent (1.00%) per annum, (b) the LIBOR Rate, plus one percentage point, and (c) the highest “prime rate” as published in the “Money Rates” column of The Wall Street Journal or in such other publication or electronic source as Agent, in its sole discretion, may select; provided, however, if for any reason such rate is no longer published in The Wall Street Journal, Agent shall select such replacement index as Agent, in its sole discretion, determines most closely approximates such rate. The “Base Rate” will change and take effect for purposes of this Agreement (y) with respect to any Revolving Loan or Swingline Loan, on the day the Base Rate changes and (z) with respect to any Floorplan Loan, on the first Business Day of each month.

“Base Rate Loan” means each Loan that bears interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.3(f)(iii) titled “Benchmark Replacement Setting,” then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(f)(iii). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor (if applicable):

(1) For purposes of Section 2.3(f)(iii)(A), (a) if Agent has not provided a Term SOFR Notice, the sum of: (i) SOFR Average and (ii) 0.11448% (11.448 basis points) or (b) if Agent has provided a Term SOFR Notice, the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration (for the avoidance of doubt, Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion);

(2) For purposes of Section 2.3(f)(iii)(B), the sum of: (a) Term SOFR and (b) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; and

(3) For purposes of Section 2.3(f)(iii)(C), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrower Representative as the replacement for such Available Tenor (if applicable) of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for United States dollar-denominated syndicated credit facilities at such time; provided that, if the Benchmark Replacement as determined pursuant to clause (1), (2), or (3) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors (if applicable) of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark or (b) all Available Tenors (if applicable) of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower Invoice” means an invoice issued by a Vendor to a Borrower related to the purchase of Inventory by such Borrower from such Vendor.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers by the Lenders pursuant to Article II.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of Borrower Representative, in the form attached hereto as Exhibit 1.1(b), which form may be amended, modified, substituted and/or supplemented by Agent from time to time. All calculations in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower Representative and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Borrower Representative, to the extent that such calculation is not in accordance with this Agreement.

“Business Day” means any day the Federal Reserve Bank of Chicago is open for the transaction of business.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) the purchase price paid in connection with any Permitted Acquisition, and (c) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Credit Party or any of its Affiliates).

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, in each case, with respect to which such Person is the lessee, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Dominion Period” means the period (a) commencing on the date that (i) any Event of Default occurs or (ii) the Excess Borrowing Base Availability is less than the greater of (A) $15,000,000.00 and (B) ten percent (10%) of the Gross Borrowing Base as of such date, in either case for three (3) or more consecutive Business Days, and (b) continuing until a period of 30 consecutive days has elapsed during which at all times (i) no Event of Default shall exist and (ii) the Excess Borrowing Base Availability has equaled or exceeded the greater of (A) Fifteen Million Dollars ($15,000,000.00) and (B) ten percent (10%) of the Gross Borrowing Base on each day in such period.

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of Five Hundred Million Dollars ($500,000,000.00); or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by any Credit Party or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least Five Hundred Million Dollars ($500,000,000.00) and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Cash Management Services” means any services provided from time to time by any Bank Product Provider to any Credit Party or any of their respective Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Cisco” means Cisco Systems, Inc., together with its successors and assigns.

“Closing Date” means the date on which all the conditions precedent of this Agreement are satisfied and the Agreement is executed by the Borrowers, Lenders and any other parties to be signatories thereof.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“Collateral” means all personal property of each Credit Party, whether such property or Credit Party’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including without limitation, all Accounts, Inventory, Equipment, Fixtures, other Goods, General Intangibles (including without limitation, Payment Intangibles), Chattel Paper (whether tangible or electronic), Instruments (including without limitation, Promissory Notes), Deposit Accounts, Investment Property and Documents and all products and Proceeds of the foregoing and without limiting the foregoing, the Collateral includes (a) Credit Party’s right to all Vendor Credits; and (b) all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing property, and all computers, disks, tapes, media and other devices in which such records are stored;  provided, however, notwithstanding any provision contained in this Agreement or any of the other Loan Documents, the term “Collateral” does not, and shall not include, any Excluded Property.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement – Credit Parties, the Collateralized Guaranty – Group, the Limited Guaranty – Holdings, each other Guaranty, each Control Agreement, each Intellectual Property Security Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements by or between any one or more of any Credit Party and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, as any of the foregoing may be amended, restated, amended and restated, supplemented and/or modified from time to time.

“Collateralized Guaranty - Group” means that certain First Amended and Restated Collateralized Guaranty dated as of even date herewith, from Group in favor of Agent, for the benefit of the Secured Parties, as the same may be hereafter amended, restated, amended and restated, supplemented and/or modified from time to time, which amends, restates and replaces in its entirety that certain Collateralized Guaranty from Group, dated as of March 30, 2004, as amended, in favor of CDF.

“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of Accounts of the Credit Parties and any other payments received by the Credit Parties with respect to any Collateral.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.

“Covenant Testing Period” means a period (i) commencing on the last day of the Fiscal Quarter most recently ended prior to the occurrence of a Covenant Trigger Event and (ii) continuing until a period of two (2) Fiscal Quarters has elapsed from the date of the occurrence of such Covenant Trigger Event during which period at all times:

(a)          the Excess Borrowing Base Availability has equaled or exceeded the greater of (A) Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) and (B) twelve and 50/100 percent (12.50%) of the Gross Borrowing Base; and

(b)          no Event of Default has occurred and is continuing under this Agreement.

“Covenant Trigger Event” means the occurrence of either of the following events:

(a)         the Excess Borrowing Base Availability for three (3) consecutive Business Days is in an amount of less than the greater of either (i) Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) and (ii) twelve and 50/100 percent (12.50%) of the Gross Borrowing Base at such time; or

(b)          an Event of Default has occurred and is continuing under this Agreement.

“COVID-19 Pandemic” means the novel strain of coronavirus (SARS-Cov-2) (including all additional variations and strains thereof) and its disease commonly known as COVID-19 (“COVID-19”), which was declared to be a global pandemic by the World Health Organization on March 11, 2020.

“Credit Parties” means the Borrowers and each Subsidiary Guarantor.  For avoidance of doubt, the term “Credit Party” does not mean and include, and shall not mean and include, any of the following Persons: (a) Holdings, (b) Group or (c) any direct or indirect Subsidiary of Holdings which as of the Closing Date is not a Borrower (unless later required to become a Credit Party pursuant to the provisions of Section 5.14).

“Curative Equity” means the common equity contributions made by Holdings to Borrowers in immediately available funds, and which is designated “Curative Equity” by Borrowers under Section 8.5 of this Agreement at the time it is contributed.  For the avoidance of doubt, (a) the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Equity and (b) no proceeds of any Revolving Loans or Swingline Loans shall be used directly or indirectly to fund any Curative Equity.

“Daily Unused Total Facility” for each day shall be the difference between (a) the Revolving Loan Allocation as of the end of each day and (b) principal amount outstanding under Borrower’s Revolving Loan Allocation as of the end of each day of such calendar quarter divided by the number of days in such calendar quarter.

“Debt for Borrowed Money” means all of Borrower’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases and obligations related to financing of acquisitions, whether or not direct recourse liability has been assumed by Borrower, determined in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disqualified Lender” means, as of any date, (a) any Person designated by Borrower Representative as a “Disqualified Lender” by written notice delivered to Agent prior to the Closing Date, (b) subject to the written consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed), those Persons who are identified in writing by Borrower Representative to Agent from time to time as direct competitors of the Credit Parties, and (c) in the case of each Person identified pursuant to clauses (a) and (b) above, any of their Affiliates that are clearly identifiable as Affiliates on the basis of such Affiliate’s name; provided, however, that (i) “Disqualified Lender” shall exclude any Person that Borrower Representative has designated as no longer being a “Disqualified Lender” by written notice delivered to Agent from time to time; (ii) no designation of any Person as a “Disqualified Lender” shall retroactively disqualify any assignments or participations made, or information provided, to such Person before it was designated as a Disqualified Lender, and such Person shall not be deemed to be a “Disqualified Lender” in respect of any assignments or participations made to such Person prior to the date of such designation; and (iii) in connection with any assignment or participation, any Eligible Assignee or participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Credit Parties, shall not be deemed to be a “Disqualified Lender” for the purposes of this definition.

“Disqualified Stock” means any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the final maturity date of the Floorplan Loans (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend hereunder and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock or Stock Equivalents referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the final maturity date of the Floorplan Loan, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

“Dollars”, “dollars” and “$” each mean the lawful money of the United States of America.

“Domestic Material Subsidiary” means any Material Subsidiary which is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (prevailing Eastern time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(a)         a notification by the Agent to (or the request by Borrower Representative to the Agent to notify) each of the other parties hereto that at least five currently outstanding United States dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR, an average SOFR, or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)          the joint election by Agent and Borrower Representative to trigger a fallback from the LIBOR Rate (or, if applicable pursuant to this Agreement as of such date, all Available Tenors of USD LIBOR) and the provision by the Agent of written notice of such election to the Lenders.

“Earn-Out” means any liabilities arising under an agreement to make any deferred payment in connection with any Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Acquisition. The amount of any Earn-Out for purposes of the financial covenants contained in this Agreement as of any date shall be the amount which would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP.

“EBITDA” means, for any period, with respect to the Credit Parties, on a consolidated basis in accordance with GAAP:

(a)          Net Income for such period, plus

(b)          without duplication, the sum of the following amounts for such period to the extent deducted in determining Net Income for such period:

(i)           the amount of depreciation and amortization of fixed and intangible assets (including impairment charges against goodwill) during such period, plus

(ii)         all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or Lenders) paid or payable during such period, without duplication, plus

(iii)        Tax Expense payable during such period, without duplication, plus

(iv)        non-cash expenses related to stock based compensation, plus

(v)          transaction fees, costs and expenses of Credit Parties in connection with this Agreement and each of the other Loan Documents incurred prior to, on or within thirty (30) days after the Closing Date, plus

(vi)        reasonable transaction fees, costs and expenses incurred in such period relating to any proposed or actual amendment, modification, waiver or consent to or under any Loan Document, or, in each case to the extent expressly permitted under this Agreement, any proposed or actual incurrence of Indebtedness, any proposed or actual issuance of Stock (including any proposed or actual granting of options to purchase Stock and any proposed or actual granting of appreciation rights in respect of Stock), any proposed or actual sale of assets and/or any proposed or actual Investments (including any proposed or actual Permitted Acquisition, any proposed or actual establishment of any joint venture, strategic alliance, merger, consolidation or amalgamation), in each case whether or not consummated, in an aggregate amount for this clause (vi) not to exceed Five Million Dollars ($5,000,000.00) in any Fiscal Year, plus

(vii)      one-time, non-recurring, unusual or extraordinary expenses, charges and items related to any acquisition, opening, closure and/or consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business) incurred during such period, such as severance costs, lease termination costs, relocation costs, integration and facilities opening costs, facilities closure and consolidation costs, retention bonuses, transition costs and restructuring charges; provided, however, that (1) such one-time, non-recurring, unusual or extraordinary expenses, charges and items are reasonably identifiable and factually supportable (in the good faith determination of Borrower Representative) and certified by a Responsible Officer of Borrower Representative and (2) the aggregate amount of such expenses, charges and items that may be added back pursuant to this clause (vii) for any period, when combined with any amounts added back pursuant to clause (viii) below for such period, shall not exceed fifteen percent (15%) of EBITDA for such period before giving effect to any amounts added back pursuant to this clause (vii) and clause (viii) below, plus

(viii)     expected pro forma “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to Acquisitions, divestitures, restructurings, other specified transactions (such as integrating, consolidating or discontinuing operations, headcount reduction or closure of facilities) and cost savings initiatives after the Closing Date, in each case to the extent not prohibited hereunder and projected by Borrower Representative in good faith to result from actions which have been taken within a specified time period (not to exceed nine (9) months) after such transaction or initiative is consummated, net of the amount of actual benefits realized during such period from such actions; provided, however, that (1) such “run rate” costs savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (in the good faith determination of Borrower Representative) and certified by a Responsible Officer of Borrower Representative and (2) the aggregate amount of such expenses, charges and items that may be added back pursuant to this clause (viii) for any period, when combined with any amounts added back pursuant to clause (vii) above for such period, shall not exceed fifteen percent (15%) of EBITDA for such period before giving effect to any amounts added back pursuant to clause (vii) above and this clause (viii), plus

(ix)         the amount of any payments under Earn-Outs actually paid in connection with any Permitted Acquisition or other Investment permitted hereunder and paid or accrued during such period, subject to the restrictions and limitations set forth in this Agreement, plus

(x)          non-cash non-operating expenses that are incurred during such period; plus

(xi)        the amount of all extraordinary losses realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the Ordinary Course of Business, less

(c)          without duplication, the sum of the following amounts for such period to the extent included in determining Net Income for such period:

(i)          the amount of positive EBITDA of all joint ventures and non-wholly-owned Subsidiaries of Credit Parties for which the Agent does not have a perfected Lien on the assets of and the equity interests thereof held by any Credit Party, plus an amount equal to the share of net income attributable to equity owners (other than any Credit Party) of any joint ventures or non-wholly-owned Subsidiaries of Credit Parties during such period, plus

(ii)          the amount of all extraordinary gains realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the Ordinary Course of Business.

For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), any Credit Party shall have made a Permitted Acquisition of Stock, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition of Stock, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower Representative and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Assignee” means any of the following: (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender); (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender); (iii) a commercial bank organized or licensed under the laws of the United States or a state thereof having total assets in excess of $1,000,000,000; (iii) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000; or (iv) a savings and loan association or savings bank organized under the laws of the United States or a state thereof which has a net worth, determined in accordance with GAAP, in excess of $1,000,000,000; provided however, notwithstanding any provision contained in this Agreement to the contrary, no Disqualified Lender shall qualify as, or be, at any time to times an Eligible Assignee.

 “Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party, whether on, prior or after the date hereof.

“EPT Account” means any Account owing from any EPT Account Debtor to any Credit Party.

“EPT Account Debtors” means any Account Debtors of any Credit Party and their Affiliates located in the United States to whom (a) such Credit Party has granted (or wishes to grant) extended payment terms and (b) pursuant to the Letter Agreement – EPT Account Debtors, the Borrower Representative has (i) designated as “EPT Account Debtors” for purposes of this Agreement and (ii) designated the extended payment terms granted to each such EPT Account Debtor, each with the prior written consent of the Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043 of ERISA, unless the 30-day notice requirement has been duly waived under the applicable regulations with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) for any Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law, the revocation of the qualified status of such Benefit Plan; (j) a Title IV Plan is in “at risk” status within the meaning of Section 430(i) of the Code; and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Excess Borrowing Base Availability” means the Gross Borrowing Base minus the Aggregate Outstandings (but excluding Open Approvals).

“Excluded Account” means (a) any demand deposit account, securities account, commodity account or other deposit account of any Credit Party that is used solely and exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for any Credit Party’s employees; (b) any withholding tax and fiduciary accounts and (c) petty cash accounts, amounts on deposit in which do not exceed Five Million Dollars ($5,000,000.00) in the aggregate at any one time.

“Excluded Property” means (i) the Stock of any Foreign Subsidiary of any Credit Party; (ii) any rights or interest in any contract, lease, permit, license, franchise, charter, authorization or license agreement covering real or personal property of any Credit Party if under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, franchise, charter, authorization or license agreement has not been obtained (provided, that (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, franchise, charter, authorization or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s or any Secured Party’s continuing security interests in and liens upon any rights or interests of any Credit Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, franchise, charter, authorization, license agreement, or Stock (including any Accounts or Stock), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, franchise, charter, authorization, license agreement, or Stock); (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) all leasehold Real Estate interests; (v) all fee simple Real Estate interests; (vi) motor vehicles and other assets subject to certificates of title; (vii) all Excluded Accounts; and (viii) all assets and property of any Immaterial Subsidiary.

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract.  If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) United States withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 11.2(f) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 11.2(f); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 11.2(f); and (d) any United States federal withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by Wells Fargo Bank, N.A. from three federal funds brokers of recognized standing selected by Wells Fargo Bank, N.A.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means that certain fee letter agreement between the Borrowers and Agent dated of even date herewith.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on March 31 of each year.

“Fixed Charge Coverage Ratio” means, for any period, with respect to the Credit Parties, in each case on a consolidated basis in accordance with GAAP, as of the date of determination thereof, the ratio of:

(a)          EBITDA for such period, minus, without duplication, the sum of (i) all Taxes on or measured by income payable, plus (ii) all unfinanced Capital Expenditures paid or payable during such period, to

(b)         without duplication, the sum of (i) all Interest Expense payable during such period, plus (ii) actual payments of principal on Debt for Borrowed Money (excluding payments of principal with respect to Loans made under this Agreement) paid during such period plus (iii) all distributions paid in cash to the equity holders of the Borrowers during such period plus (iv) actual payments of Earn-Outs paid during such period.

“Floorplan Facility” means the Floorplan Loan facility described in Section 2.1(a).

“Floorplan Termination Date” means the effective date of termination of the Floorplan Facility or this Agreement in accordance with Section 2.7(b).

“Floorplan Utilization” means for each calendar quarter shall be a fraction (a) the numerator of which shall be the Aggregate Floorplan Outstandings each day of such calendar quarter divided by the number of days in such calendar quarter, and (b) the denominator of which shall be the Aggregate Floorplan Loan Allocation for each day of such calendar quarter divided by the number of days in such calendar quarter.

“Foreign Subsidiary” means with respect to any Person, a Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 4.11 and Section 5.1.

“Government Accounts” means all Accounts due and payable from a U.S. county, state or federal governmental body, agency or instrumentality or body, agency or instrumentality of the District of Columbia.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governing Body” means (i) in the case of a corporation, its board of directors or shareholders, (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable entity.

“Group” means ePlus Group, inc., a Virginia corporation, an affiliate of Borrowers.

“Guarantor” means Holdings, Group, any other Person who hereafter guarantees the Obligations and any Person that is a “Guarantor” under the Guaranty and Security Agreement – Credit Parties.  For avoidance of doubt, each of Holdings and Group is not a Credit Party under this Agreement and the other Loan Documents.

“Guaranty and Security Agreement – Credit Parties” means that certain Guaranty and Security Agreement, dated as of even date with this Agreement, executed and delivered by each of the Credit Parties to Agent, for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented and/or modified from time to time.

“Guaranty” or “Guaranties” means, collectively, (a) the Collateralized Guaranty – Group, (b) the Limited Guaranty – Holdings, (c) the Guaranty and Security Agreement – Credit Parties and (d) any other guaranty that may be delivered from time to time in favor of Agent, for the benefit of the Secured Parties, guaranteeing the Obligations.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“HMT” has the meaning specified in the definition of “Sanctions.”

“Holdings” means ePlus inc., a Delaware corporation, which directly or indirectly owns all of the Stock and Stock Equivalents of the Borrowers.

“Immaterial Subsidiary” means each Subsidiary of a Borrower that is not a Material Subsidiary.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s or a Borrower’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender (provided that a Lender may cure its status as an Impacted Lender if such Lender provides assurances satisfactory to Agent that such Lender will not become a Non-Funding Lender).

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by or for the account of such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capitalized Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness but the amount of such Indebtedness shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the encumbered Property; and (j) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others.

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all copyrights, patents, software, trademarks, internet domain names, trade secrets and IP Licenses.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the Borrowers in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented and/or modified from time to time.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) determined in accordance with GAAP.

“Interest Period” means, with respect to a Revolving Loan or a Swingline Loan, the period commencing on the Business Day such Loan is disbursed and ending on the date one month thereafter, and with respect to a Floorplan Loan, the period commencing on the first Business Day of each month and ending on the date one month thereafter.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work‑in‑process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“Inventory Report” means a report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price, as calculated by Borrower’s accounting system using average cost method, of all of Borrower’s inventory financed hereunder that is unsold and in Borrower’s possession and control as of the date of such report.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued”, “Issuance” and “Issuer” have correlative meanings.

“Joinder” means a joinder agreement substantially in the form of Exhibit 1.1(d) to this Agreement.

“L/C Issuer” means Wells Fargo Bank N.A. or any other Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case selected by Borrowers and reasonably acceptable to Agent, in such Person’s capacity as an Issuer of Letters of Credit hereunder provided that such Lender or Affiliate has agreed to be an L/C Issuer.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Landlord Reserve” means, as to each location at which a Borrower has Collateral or books and records located and as to which a landlord agreement as described in Section 5.12 has not been received by Agent, those reserves that Agent deems necessary or appropriate in its sole discretion to establish in an amount not to exceed 3 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months’ rent, storage charges, fees or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Collateral of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“Lead Arranger” means Wells Fargo Commercial Distribution Finance, LLC in its capacity as lead arranger hereunder.

“Lease Receivables” means Accounts or other rights to payment arising from the lease or financing of goods or services by a Borrower to a third party.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on Schedule 10.2, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Agent.

“Lessee” means the obligor on a Lease Receivable.

“Letter Agreement – EPT Account Debtors” means that certain letter agreement dated as of the Closing Date, by and among the Borrower Representative and the Agent in which the Borrower Representative has (a) designated one or more Account Debtors of the Credit Parties as “EPT Account Debtors” and (b) designated the extended payment terms granted to such EPT Account Debtors all as the same may be amended, restated, amended and restated, extended, supplemented or modified from time to time by Agent and the Borrower Representative.

“Letter Agreement – Special Concentrated Account Debtors” means that certain letter agreement dated as of the Closing Date, by and among the Borrower Representative and the Agent in which the Borrower Representative has designated one or more Account Debtors of the Credit Parties as “Special Concentrated Account Debtors” as the same may be amended, restated, amended and restated, extended, supplemented or modified from time to time by Agent and the Borrower Representative.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of a Borrower by L/C Issuers, and bankers’ acceptances issued by a Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 2.1(c) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the sum of (a) the aggregate maximum undrawn and unexpired amount of then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not yet been reimbursed pursuant to Section 2.1(c)(v).

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Rate” means, for each period, the one month Libor rate as published in the “Money Rates” column of The Wall Street Journal or in such other publication or electronic source as Agent, in its discretion, may select. The LIBOR Rate will change and take effect for purposes of this Agreement (y) with respect to any Revolving Loan or Swingline Loan, on the date when such Loan is made and each day the LIBOR Rate changes and (z) with respect to any Floorplan Loan, on the first Business Day of each month.  Notwithstanding the foregoing, if at any time the LIBOR rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind whatsoever, in each case in the nature of a security interest, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and  any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Guaranty – Holdings” means that certain First Amended and Restated Limited Guaranty dated as of even date herewith, from Holdings in favor of Agent, for the benefit of the Secured Parties, subject to the limitations contained therein, as the same may be hereafter amended, restated, amended and restated, supplemented and/or modified from time to time, which amends, restates and replaces in its entirety that certain Limited Guaranty, dated as of January 24, 2004, as amended, from Holdings in favor of CDF.

“Liquidity” means, as of any date, the sum of (a) Unrestricted Cash and Cash Equivalents of the Credit Parties with respect to which Agent has a first priority perfected Lien as of such date plus (b) the Maximum Revolving Loan Availability as of such date.

“Liquidity Conditions” means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a)          no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction;

(b)         Liquidity (i) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (ii) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of either (x) Twenty Five Million Dollars ($25,000,000.00) and (y) ten percent (10%) of the Maximum Revolving Loan Availability; and

(c)          the Borrower Representative has delivered a certificate to the Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

“Loan” means any loan (including any Floorplan Loan, any Revolving Loan and any Swingline Loan) made or deemed made by any Lender hereunder.

“Loan Documents” means this Agreement, the Fee Letter, the Collateral Documents, and all other documents between or among any one or more Credit Parties or any Guarantor on the one hand and the Agent and/or any Secured Party on the other hand in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise) of any Credit Party or business, performance, operations or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party or any Guarantor to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders and the other Secured Parties under any Loan Document; provided, however, notwithstanding anything to the contrary set forth herein, solely for purposes of determinations that are made during the period from the Closing Date through and including the first anniversary of the Closing Date of whether a Material Adverse Effect exists, the direct and indirect impacts of the COVID-19 Pandemic on the business, property, liabilities (actual and contingent), operations, condition (financial or otherwise), results of operations, or prospects of the Credit Parties and their Subsidiaries taken as a whole that were disclosed to the Lenders on or prior to the Closing Date shall not be deemed to constitute a Material Adverse Effect.

“Material Contract” means any agreement or contract (other than customer and supplier contracts entered into in the Ordinary Course of Business) to which any Credit Party  is a party (i) involving the receipt or payment of amounts in the aggregate exceeding Ten Million Dollars ($10,000,000.00) per year and (ii) the termination of which could reasonably be expected to have a Material Adverse Effect.

“Material Environmental Liabilities” means Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means (a) each Borrower and (b) each direct or indirect Subsidiary of a Credit Party that (i) owns five percent (5%) or more of the consolidated total assets of Credit Parties and their Subsidiaries, (ii) generates five percent (5%) or more of the consolidated revenues of Credit Parties and their Subsidiaries, (iii) is the owner of Stock of any direct or indirect Subsidiary of a Credit Party that otherwise constitutes a Material Subsidiary, or (iv) each member of any group comprising direct or indirect Subsidiaries of a Credit Party that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or total assets in excess of five percent (5%) of the consolidated revenues or total assets, as applicable, of Credit Parties and their Subsidiaries.  Any Subsidiary that at any time qualifies as a Material Subsidiary pursuant to the qualifications of this definition shall remain a Material Subsidiary notwithstanding any subsequent failure to qualify hereunder.  For avoidance of doubt, as of the Closing Date, each of the following companies is not a Material Subsidiary of any Credit Party: (a) ePlus Cloud Services, inc., a Virginia corporation, (b) ePlus Software, LLC, a Virginia limited liability company and (c) Onecloud Consulting Inc., a California corporation.

“Maximum Floorplan Amount” means Three Hundred Seventy-Five Million Dollars ($375,000,000.00).

“Maximum Overtrade Amount” means such amount of Overtrade Approvals as CDF may determine in its sole and absolute discretion, which amount is communicated to Borrowers from time to time.

“Maximum Revolving Loan Availability” means, as of any date of determination, the lesser of either (a) One Hundred Million Dollars ($100,000,000.00), or (b) the Excess Borrowing Base Availability as of such date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Income” means, for any period, (i) the net income (or loss) of the Credit Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a wholly owned Subsidiary of a Credit Party) in which any other Person (other than Credit Parties or any of their wholly owned Subsidiaries) has any kind of ownership interest, except to the extent that any such income is actually received by a Credit Party in the form of cash dividends or similar cash distributions, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Credit Party, or is merged into or consolidated with a Credit Party or that Person’s assets are acquired by a Credit Party, plus (c) the income of any wholly-owned Subsidiary of a Credit Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) (to the extent not included in clauses (ii)(a) through (c) above) any extraordinary gains (or extraordinary losses).

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to the Borrower Representative, Agent, any Lender, or any L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States Person as defined in Section 7701(a)(30) of the Code.

“Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 2.5, in substantially the form of Exhibit 1.1(c) hereto.

“Obligations” means all Loans, all Overtrade Approvals, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party or Guarantor to any Secured Party, that arise under any Loan Document, in each case, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Open Approvals” means Approvals which CDF has not yet invoiced.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.22).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, signed into law October 26, 2001.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Permitted Acquisition” means any Acquisition by a Credit Party to the extent that each of the following conditions shall have been satisfied:

(a)          the Borrower Representative has provided the Agent with (i) a written notice of the proposed Acquisition at least ten (10) Business Days (or such shorter period may be acceptable to the Agent) prior to the anticipated closing date of the proposed Acquisition, (ii) not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition (or such shorter period may be acceptable to the Agent), copies of the acquisition agreement and other material documents relative to the proposed Acquisition, and (iii) to the extent available, such other information agreements, instruments and other documents as may be required by Agent or any Lender to complete its “know your customer” due diligence;

(b)         the Borrower Representative has provided the Agent its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a month by month basis, in form (including as to scope) and containing underlying assumptions reasonably satisfactory to the Agent;

(c)         the Credit Parties (including any new Subsidiary to the extent required by Section 5.14) shall execute and deliver the agreements, instruments and other documents required by Section 5.13 and Section 5.14 within the time periods provided therefor within such Section 5.13 and Section 5.14;

(d)          no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual;

(e)          the target of the Acquisition is in the same or similar line of business as the Credit Parties or in a line of business reasonably related, ancillary, incidental or complementary thereto or a reasonable extension or expansion thereof;

(f)          the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, or the Person whose Stock are being acquired is organized in a jurisdiction located within the United States;

(g)         Credit Parties shall take all steps necessary to ensure Agent has a first priority, perfected security interest in all assets of an acquired entity or acquired assets;

(h)        the Fixed Charge Coverage Ratio is equal to or greater than 1.10 to 1.00 for the trailing period of four (4) consecutive Fiscal Quarters most recently ended for which financial statements are required to have been delivered to Agent pursuant to Section 5.1 (calculated on a pro forma basis);

(i)          the Liquidity Conditions are satisfied; and

(j)          the Borrower Representative has delivered a certificate to the Agent certifying that all conditions described in clauses (a) through (i) above have been satisfied.

Notwithstanding the foregoing, Accounts acquired by a Borrower in a Permitted Acquisition or owned by any new Subsidiary acquired by a Credit Party in a Permitted Acquisition that will join this Agreement as a co-borrower automatically shall be included as Eligible Accounts upon the consummation of such Permitted Acquisition, but only to the extent that:

(i)          the Accounts are acquired from, or new Borrower is, a current customer of Wells Fargo Bank, N.A. or its Affiliates for whom such Persons have conducted a satisfactory audit, inspection, or field examination within one year prior to the Permitted Acquisition, or

(ii)         for any acquired Accounts not satisfying the criteria set forth in clause (i) above, then:

(A)        up to and including Fifteen Million Dollars ($15,000,000.00) of such Accounts, provided, that Borrower Representative has provided Agent with the summary results of the Credit Parties’ internal validation of such Accounts at least ten (10) days (or such shorter period may be acceptable to the Agent) prior to the anticipated closing date of the proposed Acquisition and such summary is reasonably satisfactory to Agent; and

(B)        greater than Fifteen Million Dollars ($15,000,000.00) of such Accounts, provided, that Borrower Representative has provided Agent notice at least thirty-five (35) days (or such shorter period may be acceptable to the Agent) prior to the anticipated closing date of the proposed Acquisition and Agent and its representatives, agents and advisors have conducted a pre-close audit, inspection, or field examination with respect to such Accounts to the reasonable satisfaction of Agent, which Agent shall use commercially reasonable efforts to complete before the closing of the Permitted Acquisition, and, in the case of each of clause (i) and (ii) above, the agreements, instruments and other documents required by Section 5.13 and Section 5.14 have been executed and delivered in form and substance reasonably satisfactory to Agent.

For any such Accounts not satisfying the criteria to be included automatically as Eligible Accounts pursuant to either clause (i) or clause (ii) above, such Accounts shall not be included as Eligible Accounts, unless otherwise agreed by Agent in its sole discretion (provided that Agent will not agree to include Eligible Accounts pursuant to this clause that in the aggregate would exceed ten percent (10%) of the Gross Borrowing Base), until (y) an audit, inspection, or field examination with respect thereto has been completed to the reasonable satisfaction of Agent and (z) the agreements, instruments and other documents required by Section 5.13 and Section 5.14 have been executed and delivered in form and substance reasonably satisfactory to Agent.  Any audit, inspection, or field examination conducted pursuant to this paragraph shall not count against the limited number of audits, inspections, or field examinations for which expense reimbursement may be sought and each such audit, inspection, or field examination shall be held virtually if an in-person inspection would be contrary to restrictions implemented in accordance with the COVID-19 Preparedness and Response Plan adopted by the Credit Parties.

“Permitted Discretion” means commercially reasonable credit judgment exercised in good faith in accordance with customary business practices of CDF and/or Agent, as applicable, for comparable floorplan and asset-based lending transactions.

“Permitted Investments” means Investments permitted pursuant to Section 6.4.

“Permitted Liens” means (a) Liens securing the Obligations; (b) Liens which encumber purchase money Debt and Capitalized Lease Obligations; provided that such Liens may only encumber such assets subject to the relevant Capital Lease or such assets acquired in connection with the incurrence of such purchase money Indebtedness; (c)  zoning restrictions, easements, encroachments, licenses, restrictions, covenants minor title defects or other similar encumbrances on the use of any Real Estate which do not materially impair either the use of such Real Estate in the operation of the business of the applicable Credit Party or its Subsidiaries or the value of such Real Estate; (d) Liens for Taxes; provided that, (i) no amounts are due and payable and no Lien has been filed or agreed to, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, and reserve or other provision required by GAAP has been made; (e) judgments and attachments to the extent not constituting a Default pursuant to Section 8.1(h) or (i);  (f) pledges or deposits made in the Ordinary Course of Business to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs; (g) rights of offset or statutory banker’s Lien arising in the Ordinary Course of Business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its Affiliates; (h) Liens (other than for Taxes) imposed by operation of law (including Liens of landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, supplier’s, construction or other like Liens) to the extent not constituting a Default or Event of Default; provided that, (i) such Liens relate to obligations not overdue or the validity or amount of such Lien is being contested in good faith by lawful proceedings diligently conducted, (ii) reserve or other provision required by GAAP has been made, and (iii) within sixty (60) days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible); (i) Liens of a collecting bank arising in the Ordinary Course of Business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon; (j) Liens arising in the Ordinary Course of Business by virtue of any contractual, statutory or common law provision related to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary; (k) any Lien that replaces any of the permitted Liens in subsection (b) to secure a replacement or refinancing of such Indebtedness so long as no additional assets are subject to such Lien; (l) Liens assumed by any Credit Party in connection with a Permitted Acquisition that secure Acquired Indebtedness permitted under Section 6.5(m), provided that such Liens do not at any time encumber any assets other than the assets financed by such Acquired Indebtedness; (m) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by a Credit Party or any of its Subsidiaries in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business, provided that such deposits do not exceed Two Million Dollars ($2,000,000.00) in the aggregate at any one time; (n) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Estate, or to use any Real Estate in a manner which does not materially impair the use of such Real Estate for the purposes for which it is held by a Credit Party or any of its Subsidiaries; (o) non-exclusive licenses or sublicenses of Intellectual Property in the Ordinary Course of Business and not interfering in any material respect with the business of any Credit Party and its Subsidiaries; (p) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is expressly permitted under Section 6.5(h)(vi); (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of excise taxes or customs duties in connection with the importation of goods; (r) Leases or subleases of Real Estate entered into in the Ordinary Course of Business which do not interfere in any material respect with the conduct of business of any Credit Party or any of its Subsidiaries; (s) the filing of precautionary uniform commercial code financing statements filed by the lessor with respect to any property leased by a Credit Party under any operating lease not prohibited by this Agreement solely covering such leased property; (t) any restriction or encumbrance with respect to the pledge or transfer of the Stock of a joint venture, provided that such restriction or encumbrance is generally applicable to all holders of the Stock of such joint venture and such restriction or encumbrance has not been waived as to any such holder; (u) any purchase option with respect to Stock in any joint venture which is granted to any third party holder of Stock in such joint venture; (v) any Lien existing on the Property of a Credit Party on the Closing Date and set forth in Schedule 6.1 securing Indebtedness outstanding on such date and permitted by Section 6.5, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 6.5; and (w) any Liens approved in writing by Agent after the Closing Date.

“Permitted Non-Subordinated Earn-Outs” means any Earn-Out, to the extent (i) incurred after the Closing Date in connection with any Permitted Acquisition as a portion of the Purchase Price in respect thereof, and (ii) unsecured.

“Permitted Rate Contracts” means a Rate Contract made by a Credit Party or any of its Subsidiaries in the Ordinary Course of Business in accordance with the reasonable requirements of its business, and not for speculative purposes; provided that total notional amount of all such Permitted Rate Contracts at any time does not exceed Two Million Dollars ($2,000,000.00), and in any such case, if the counterparty to such Permitted Rate Contract is not a Lender or an Affiliate of a Lender, such Permitted Rate Contract shall be unsecured.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 6.5 that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) is not entered into as part of a sale leaseback transaction, (c) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (d) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (e) the interest rate of such Indebtedness is consistent with then-prevailing market rates for similar Indebtedness.

“Permitted Seller Debt” means unsecured Indebtedness subordinated to the Obligations in a manner and to the extent, and otherwise on terms and conditions, reasonably acceptable to Agent, that is incurred in accordance with Section 8.1(j) and in connection with a Permitted Acquisition, and the purpose of which is solely to fund all or a portion of the Purchase Price payable to any seller in connection with such Permitted Acquisition.

“Permitted Subordinated Earn-Outs” means any Earn-Out, to the extent (i) incurred after the Closing Date in connection with any Permitted Acquisition as a portion of the Purchase Price in respect thereof, (ii) unsecured, and (iii) containing subordination terms (or subject to a subordination agreement in favor of Agent and Lenders) and other terms and conditions reasonably acceptable to Agent.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prior Indebtedness” means the Indebtedness and obligations specified in Schedule 1.1 hereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Stock of Holdings issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Credit Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party and Guarantor that has total assets exceeding Ten Million Dollars ($10,000,000.00) at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” means with respect to each Lender, the percentage equal to such Lender’s Floorplan Loan Allocation divided by the Maximum Floorplan Amount, as such percentage is set forth opposite such Lender’s name on Schedule 2.1(a) hereto, under the heading “Ratable Share”, and as such percentage may be reduced or increased from time to time in accordance with this Agreement.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates. The term “Rate Contracts,” as used herein, shall extend to and include any Swap Obligation.

“Real Estate” means any real property owned, leased or subleased by any Credit Party.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) at all times when there is more than one (1) Lender holding Revolving Loan Allocations, at least two (2) Lenders that are not Affiliates then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Allocations then in effect (or, if the Aggregate Revolving Loan Allocations have terminated, at all times when there is more than one (1) Lender holding Revolving Loan Allocations, at least two (2) Lenders that are not Affiliates then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Revolving Loans (other than Swingline Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swingline Loans and the principal amount of unparticipated portions of Swingline Loans), plus (b) at all times when there is more than one (1) Lender holding Floorplan Loan Allocations, at least two (2) Lenders that are not Affiliates then holding more than fifty percent (50%) of the sum of the Aggregate Floorplan Loan Allocation then in effect (or, if the Floorplan Facility has terminated, at all times when there is more than one (1) Lender holding Floorplan Loan Allocations, at least two Lenders that are not Affiliates then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Floorplan Loans).

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.  For the avoidance of doubt, the term “Requirement of Law” shall include FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer or treasurer of the Borrower Representative or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower Representative or any other officer having substantially the same authority and responsibility.

“Review Fee” means the review fee as set forth in the Fee Letter.

“Revolving Credit Facility” means the Revolving Loan facility described in Section 2.1(b).

“Revolving Termination Date” means any Business Day during the period from the Closing Date through the date that is one (1) Business Day prior to termination of this Agreement pursuant to Section 2.7(b) or Section 8.2.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Schedule of Accounts” means detailed aging of Accounts, accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion, which will, without limitation: (a) describe all Accounts created or acquired by Borrowers since the last Schedule of Account furnished to Agent; and (b) inform Agent of any rejection of goods by any obligor, delays in delivery of goods, non-performance of contracts and of any assertion of any claim, offset or counterclaim by any obligor, in excess of Five Million Dollars ($5,000,000.00).

“SEC” means the US Securities and Exchange Commission and any successor Person.

“Secured Obligations” mean the Obligations, all Bank Product Obligations and all Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party or Guarantor to any Secured Swap Provider that arises under any Secured Rate Contract, in each case, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided, that the Secured Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“Secured Party” means Agent, each Lender, each L/C Issuer, each Bank Product Provider, each Secured Swap Provider, each other Indemnitee and each other holder of any Obligation of a Credit Party or Guarantor.

“Secured Rate Contract” means any Rate Contract between a Borrower and the counterparty thereto, which (a) has been provided or arranged by Wells Fargo Bank N.A. or an Affiliate of Wells Fargo Bank N.A., or (b) has been provided by another Secured Swap Provider and written notice of such Secured Rate Contract has been provided to Agent.

“Secured Swap Provider” means (a) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Borrower, or (b) a Person with whom a Borrower has entered into a Secured Rate Contract provided or arranged by Wells Fargo Bank N.A. or an Affiliate of Wells Fargo Bank N.A., and any assignee thereof.

“Settlement Date” means (a) each Tuesday that this Agreement is in effect or, if such Tuesday is not a Business Day, the next succeeding Business Day, provided that the first Settlement Date following the Closing Date shall be not less than five (5) Business Days following the Closing Date, or (b) any other Business Day selected by Agent in its Permitted Discretion.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Average” means, for any Interest Period, the rate per annum determined by Bank as the compounded average of SOFR over a rolling calendar day period of thirty (30) days (“30-Day SOFR Average”), for the day (such day, the “SOFR Average Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period as such rate is published by the SOFR Administrator on the SOFR Administrator’s Website, provided, however, that: (x) if as of 5:00 p.m. (New York City time) on any SOFR Average Determination Day, such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website, then SOFR Average will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such SOFR Average Determination Day; and (y) if SOFR Average determined as provided above (including pursuant to clause (x) of this proviso) would be less than zero, then SOFR Average shall be deemed to be zero for the purposes of this Agreement and the other Loan Documents.  SOFR Average will change and take effect for purposes of this Agreement (y) with respect to any Revolving Loan or Swingline Loan, on the day SOFR Average changes and (z) with respect to any Floorplan Loan, on the first Business Day of each month.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Concentrated Account” means any Account owing from any Special Concentrated Account Debtor to any Credit Party.

“Special Concentrated Account Debtors” means those Account Debtors of any Credit Party and their Affiliates located in the United States (a) whose Accounts may, from time to time, exceed twenty five percent (25%) of all Eligible Accounts and (b) pursuant to the Letter Agreement – Special Concentrated Account Debtors, the Borrower Representative has designated as “Special Concentrated Account Debtors” for purposes of this Agreement, with the prior written consent of the Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

“Special Purpose Entity” means a bankruptcy remote, special purpose entity organized under the laws of any state of the United States of America that satisfied, as of the date of its formation, the special purpose entity criteria published by Standard & Poor’s and in effect as of such date.

“Specified Transaction” means, any Investment.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.  Unless the context otherwise indicates, a reference to a “Subsidiary” shall be a reference to a Subsidiary of a Borrower.

“Subsidiary Guarantor” means each Domestic Material Subsidiary of any Credit Party and which is required under Section 5.14 of this Agreement to guarantee the Obligations by joining the Guaranty and Security Agreement – Credit Parties.  For avoidance of doubt, as of the Closing Date, each of the following companies is not a Domestic Material Subsidiary of any Credit Party, and as a result thereof, is not a Subsidiary Guarantor: (a) ePlus Cloud Services, inc., a Virginia corporation, (b) ePlus Software, LLC, a Virginia limited liability company, and (c) Onecloud Consulting Inc., a California corporation.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Allocation” means the amount of Twenty Five Million Dollars ($25,000,000.00).  The Swingline Allocation is a suballocation of, and not in addition to, the Revolving Loan Allocation.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, CDF, or upon the resignation of CDF as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) the Borrowers and their Subsidiaries, (b) each other Credit Party and (c) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Expense” shall mean, for any period, the Tax expense (including federal, state, local, foreign, franchise, excise, foreign withholding taxes) of the Credit Parties, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.  Term SOFR will change and take effect for purposes of this Agreement (y) with respect to any Revolving Loan or Swingline Loan, on the day Term SOFR changes and (z) with respect to any Floorplan Loan, on the first Business Day of each month.

“Term SOFR Notice” means a notification by Agent to Borrower Representative and the Lenders of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by Agent in its sole discretion that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for Agent, and (c) a Benchmark transition previously has occurred under Section 2.3(f)(iii)(A) above resulting in a Benchmark Replacement under clause (1)(a) of the definition of Benchmark Replacement.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Transaction Statement” means a record that may be transmitted, sent or otherwise made available by CDF to a Borrower from time to time which identifies the Inventory financed under the Floorplan Facility and/or the Floorplan Advances made under the Floorplan Facility and the terms and conditions of repayment of such Floorplan Advance.

“Transfer Pricing Transaction” means any transaction in which one or more of the Credit Parties buys, from one or more Foreign Subsidiaries, information technology services and goods which are then sold by such Credit Parties to one or more third-party purchasers who are U.S. Persons, in each case at prices mutually agreed upon by such Credit Parties and such Foreign Subsidiaries.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other United States jurisdiction govern the perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Credit Parties as of such date that would not appear as “restricted” on the required financial statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a pro forma basis.

“Unused Commitment Fee” means the fee the Borrowers shall pay to Agent for the account of each Lender as set forth in Section 2.9 (a).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States Person as defined in Section 7701(a)(30) of the Code.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“Vendor Credits” means any Credit Party’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due to such Credit Party from a supplier of Inventory.

“Voting Stock” means Stock having ordinary voting power for the election of the Governing Body of such Person.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

1.2         Other Interpretive Provisions.

(a)         Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)         Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  All references to the time of day shall be a reference to Eastern time.

1.3         Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Representative or the Required Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrowers and the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II
THE CREDITS

2.1          Amounts and Terms of Facilities

(a)          The Floorplan Facility.

(i)          Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Floorplan Loan Allocation, subject in all respect to the discretionary nature of the Floorplan Facility as set forth in Section 2.1(a)(ii) below, severally and not jointly agrees to provide a portion of the Floorplan Facility during the period from the Closing Date through the Floorplan Termination Date, in amount up to, but not exceeding the amount set forth opposite such Lender’s name in Schedule 2.1(a) under the heading “Floorplan Loan Allocation”; for the avoidance of doubt, the Maximum Overtrade Amount shall not be included in CDF’s Floorplan Loan Allocation. Amounts borrowed under this Section 2.1(a)(i) are referred to as the “Floorplan Loans.”

(ii)         Subject to the terms of this Agreement, Lenders may extend credit to the Borrowers from time to time to purchase inventory from vendors approved by CDF (“Vendors”).  The decision to issue Approvals and make advances under the Floorplan Facility and Floorplan Loans (“Floorplan Advances”) shall be made in CDF’s sole and absolute discretion.  CDF’s decision to issue an Approval and make a Floorplan Advance will not, subject in all respects to Section 2.1(a)(v) below, be binding upon the Lenders until an approved Borrower Invoice is booked by CDF and Agent.  Without limiting the discretionary nature of the Floorplan Facility, CDF may, at any time without notice to Borrowers, elect not to finance any Inventory sold by any particular Vendor, due to (A) such Vendor’s failure to comply with any law, rule, regulation, order or decree; (B) such Vendor’s failure to comply with any internal policies and procedures of CDF or any Lender relating to import or export controls, anti-money laundering, anti-terrorism, securities law, banking law or regulation, fraud statutes and other similar laws and regulations and codes of ethical conduct (collectively, “Internal Policies”); (C) any circumstance which may make CDF’s disbursement of any advance to such Vendor in violation of any applicable law, rule, regulation, order or decree applicable to CDF or Agent or any Internal Policies; (D) such Vendor’s default of its obligations to CDF; or (E) any other reason in CDF’s sole and absolute discretion. Following such disapproval, such Vendor shall cease to be a “Vendor” under this Agreement. If a Vendor is disapproved for any reason set forth above, such disapproval will only affect Borrowers’ ability to request, and Lenders’ obligation to make, subsequent Floorplan Loans and will not require immediate repayment of previous advances with respect to Inventory purchased from such disapproved Vendor. This is an agreement regarding the extension of credit, and not the provision of goods or services.

(iii)       Subject to the terms of this Agreement, each Lender agrees to provide to Borrowers Floorplan Advances in an aggregate principal amount outstanding not to exceed the Maximum Floorplan Amount.  The amount of any Floorplan Advance shall not exceed the invoice price for the purchase of the Inventory with respect to which such Floorplan Advance is requested.

(iv)        Repayments from time to time of the outstanding balance of the Floorplan Loans hereunder shall be available to be re-borrowed pursuant to the terms and conditions of this Agreement.

(v)         Each Lender shall have the obligation to fund its Ratable Share of a Floorplan Loan upon issuance by CDF of an Approval.  Lenders acknowledge and agree that: (A) CDF typically issues Approvals on a date (each, an “Approval Date”) prior to the date CDF is required actually to fund the Loan (each, an “Advance Date”) that is based on such Approval, (B) once an Approval has been issued, and the Vendor receiving such Approval shall have shipped its product based thereon, CDF may deem itself obligated to fund the related Loan on the Advance Date, notwithstanding any Default or Event of Default that may arise on or prior to an Approval Date (each, an “Intervening Default”), and (C) each Lender shall be obligated to fully fund in cash such Lender’s Ratable Share in any Floorplan Loans which derive from all Approvals issued by CDF in good faith, including Open Approvals, notwithstanding any Intervening Default.  Borrowers shall be obligated on each Floorplan Loan upon booking of the applicable Borrower Invoice.

(vi)       On each Settlement Date on or before 12:00 p.m. (prevailing Eastern time), Agent shall deliver notice to each Lender of the Aggregate Funded Floorplan Outstandings, and: (A) if the amount of Floorplan Loans such Lender has funded is less than Lender’s Ratable Share multiplied by the Aggregate Funded Floorplan Outstandings calculated as of such Settlement Date, then such Lender shall remit such deficiency to Agent (on behalf of, and such amount shall be deemed remitted to, CDF) by 4:00 p.m. (prevailing Eastern time) on the Settlement Date, and (B) if the amount of Floorplan Loans such Lender has funded is more than Lender’s Ratable Share multiplied by the Aggregate Funded Floorplan Outstandings calculated as of such Settlement Date, then Agent (on behalf of, and such amount shall be deemed remitted by, CDF) will remit such excess to such Lender by 4:00 p.m. (prevailing Eastern time) on the Settlement Date.  Each payment due to Agent or Lenders will be paid in immediately available funds according to the electronic transfer instructions set forth on Schedule 10.2 (or such other electronic transfer instructions as Agent or any Lender may from time to time notify the Borrower Representative and Agent), and, if not timely paid in accordance with this Agreement, will bear interest until paid at a rate per annum equal to then applicable interest rate on the Floorplan Loans.  If CDF is acting as Agent, it shall be deemed to have paid its deficiency or received its excess as set forth above on each Settlement Date.  Each Lender hereby waives any right it may now or in the future have to set-off its obligation to make any payment to CDF or Agent under this Agreement against any obligation of CDF or Agent to such Lender, whether under this Agreement or any other agreement between CDF and such Lender or Agent and such Lender.  A Floorplan Loan will be deemed to have been fully funded on the first Settlement Date on which such Floorplan Loan is included in connection with the calculation of the Lenders’ (other than CDF) respective Ratable Share of Aggregate Funded Floorplan Outstandings (such date, with respect to such Floorplan Loan, the “Floorplan Funding Date”).

(vii)      Agent, the Lenders and Borrowers agree that certain financial terms of any Floorplan Advance under this Agreement, whether regarding finance charges, other fees, maturities, curtailments or other financial terms, are not set forth herein because such terms depend, in part, upon the availability of Vendor discounts, payment terms or other incentives, prevailing economic conditions, the floorplanning volume with Borrowers and with Borrowers’ Vendors, and other economic factors which may vary over time.  Agent, the Lenders and Borrowers further agree that it is therefore in their mutual best interest to set forth in this Agreement only the general terms of the Floorplan Facility.  Upon agreeing to finance a particular item of Inventory for a Borrower, Agent will transmit, send or otherwise make available (delivered by mail, courier or electronically in a separate writing or website posting, or set forth in the Transaction Statement) to the Borrowers, a Transaction Statement identifying such Inventory and the applicable financial terms.  Borrowers agree that the failure of Borrower Representative to notify Agent in writing of any objection to a Transaction Statement within thirty (30) days after a Transaction Statement is transmitted or otherwise sent to the Borrower Representative shall constitute Borrowers’ (a) acceptance thereof, (b) agreement that the Lenders are financing such Inventory at Borrowers’ request, and (c) agreement that such Transaction Statement will be incorporated herein by reference to the extent not inconsistent with the terms hereof.  To the extent any Transaction Statement is inconsistent with the terms hereof, this Agreement shall govern and control.  If any Borrower objects to any Transaction Statement, such Borrower and Agent, on behalf of Lenders, will work in good faith to resolve such objection within sixty (60) days after the applicable Transaction Statement is transmitted or otherwise sent to such Borrower.  However, notwithstanding such objection, Borrowers will pay Agent on behalf of Lenders for such Inventory in accordance with the most recent terms for similar Inventory to which Borrowers have not objected under this Agreement, or, if there are no prior terms, at the rate set forth in this Agreement.  Borrowers acknowledge that if such objection is not resolved, CDF may then elect to terminate the Floorplan Facility pursuant to Section 2.7(b) and, upon such termination, Lenders will cease making additional Floorplan Advances to Borrowers.  Notwithstanding such termination, Borrowers shall continue to be obligated to pay the amounts reflected on any Transaction Statement as required hereunder.

(viii)      As of the Closing Date, all outstanding advances and approvals under the Existing AWF shall be deemed to be refinanced and shall be considered Floorplan Loans and/or Approvals under this Agreement; provided that, notwithstanding anything to the contrary contained herein, the applicable invoice date, date of booking an invoice or issuing an Approval or other applicable date to each such Floorplan Loan and/or Approval shall be the date applicable under the Existing AWF.

(ix)        CDF, for itself in its individual capacity as a Lender, may, in its sole and absolute discretion at any time and without notice to or consent from any other Lender, issue Approvals which, when added to all other Aggregate Floorplan Outstandings, may exceed the Maximum Floorplan Amount (each, an “Overtrade Approvals”), provided that (a) the outstanding principal balance of Floorplan Loans may not exceed the Maximum Floorplan Amount and (b) the aggregate of all outstanding Overtrade Approvals may not exceed the Maximum Overtrade Amount.  All Overtrade Approvals shall be secured by all of the Collateral.  In addition, Overtrade Approvals may have the benefit of additional credit enhancements, other than the Collateral.

(x)        If, at any time, the Aggregate Outstandings exceed the Aggregate Floorplan Loan Allocation, Borrower will immediately pay to CDF an amount not less than the difference between (i) Aggregate Outstandings and (ii) the Aggregate Floorplan Loan Allocation.

(b)          The Revolving Credit Facility.

(i)         Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender agrees, severally and not jointly, to make Loans to the Borrowers (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Revolving Termination Date, in an aggregate amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 2.1(b) under the heading “Revolving Loan Allocations” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Allocation”).  Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1(b) may be repaid and reborrowed from time to time.  Notwithstanding anything herein to the contrary, Agent may determine in its sole and absolute discretion whether to approve any Revolving Loan, and any such determination will not be binding until the funds are actually advanced.

(ii)         Agent may, in the sole and absolute discretion of Agent, elect to make, or permit to remain outstanding, Revolving Loans in excess of the Maximum Revolving Loan Availability (any such excess Revolving Loan is herein referred to as a “Protective Overadvance”) to (A) preserve or protect the Collateral, or any portion thereof, (B) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents; provided, however, that (A) Agent may not cause Lenders to make, or permit to remain outstanding, a Protective Overadvance in an aggregate amount in excess of ten percent (10%) of the Aggregate Revolving Loan Allocation and (B) no Lender will be required to fund Protective Overadvances if such funding would cause the aggregate amount of Revolving Loans funded by such Lender to exceed such Lender’s Revolving Loan Allocation. If a Protective Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Protective Overadvance based upon their Allocation Percentage of the Aggregate Revolving Loan Allocation in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 3.2 have been met.  All Protective Overadvances shall bear interest at the LIBOR Rate plus the Applicable Margin for Revolving Loans and the default rate under Section 2.3(d).

(iii)        As of the Closing Date, all outstanding advances and approvals under the Existing BFA shall be deemed to be refinanced and shall be considered Revolving Loans under this Agreement.

(c)          Letters of Credit.

(i)          Conditions.  On the terms and subject to the conditions contained herein, each L/C Issuer agrees to use reasonable efforts to Issue, in reliance upon the agreements of the other Lenders in this Section 2.1, for the account of a Borrower, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A)          (i) Maximum Revolving Loan Availability would be less than zero or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed Ten Million Dollars ($10,000,000.00) (the “L/C Sublimit”);

(B)          the expiration date of such Letter of Credit (i) is not a Business Day, or (ii) is more than Three Hundred Sixty-Four (364) days after the date of Issuance thereof; or

(C)          (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrowers, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

To the extent any L/C Reimbursement Agreement is inconsistent with the terms hereof, this Agreement shall govern and control.

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 10.9 or 10.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Allocations of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Lenders in a manner consistent with Section 2.11(e)(ii).

(ii)         Notice of Issuance.  The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 10:00 a.m. on the third Business Day prior to the date of such requested Issuance.  Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 2.1(c) duly completed or in any other written form acceptable to such L/C Issuer (each, an “L/C Request”).

(iii)        Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv)       Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Allocation Percentage of such Letter of Credit Obligations.

(v)          Reimbursement Obligations of the Borrowers.  Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after Borrower Representative receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth below.  In the event that any L/C Reimbursement Obligation is not repaid by Borrowers as provided in this Section 2.1(c)(v) (or any such payment by Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by Borrowers with interest thereon computed from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate set forth in the L/C Reimbursement Agreement or, if no interest rate is set forth therein, the interest rate applicable during such period to the Revolving Credit Facility.

(vi)        Reimbursement Obligations of the Revolving Credit Lenders.

(1)           Upon receipt of the notice described in clause (v) above from Agent, each Lender shall pay to Agent for the account of such L/C Issuer its Allocation Percentage of such Letter of Credit Obligations (as such amount may be reallocated pursuant to Section 2.11(e)(ii)).

(2)          By making any payments described in clause (1) above (other than during the continuation of an Event of Default under Section 8.1(f) or 8.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii)       Obligations Absolute.  The obligations of the Borrowers and the Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Lender, (i) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Lender hereunder.  No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law

(d)          Swingline Loans.

(i)         Availability.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole and absolute discretion, make Loans (each a “Swingline Loan”) available to the Borrowers under the Revolving Loan Allocations from time to time on any Business Day during the period from the Closing Date through the Revolving Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Allocation.  In connection with the making of any Swingline Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived.  Each Swingline Loan must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date.  Within the limits set forth in the first sentence of this clause (i), amounts of Swingline Loans repaid may be reborrowed under this clause (i).

(ii)         Borrowing Procedures.  In order to request a Swingline Loan, the Borrower Representative shall give to Agent a notice to be received not later than 10:00 a.m. (prevailing Eastern time) on the day of the proposed Borrowing (which shall be a Business Day), which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 2.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”).  Agent shall promptly notify the Swingline Lender of the details of the requested Swingline Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swingline Loan available to the Borrowers by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request.

(iii)        Refinancing Swingline Loans.

(1)          The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Lender) that each Lender pay to Agent, for the account of the Swingline Lender, such Lender’s Allocation Percentage of the outstanding Swingline Loans (as such amount may be reallocated pursuant to Section 2.11(e)(ii)).

(2)          Each Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender by 4:00 p.m. (prevailing Eastern time) on the date of receipt of notice or demand therefor.  Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(f) or 8.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrowers shall be deemed to have used in whole to refinance such Swingline Loan.  In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(f) or 8.1(g), each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swingline Loan in an amount equal to such Lender’s Allocation Percentage of such Swingline Loan.  If any payment made by any Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation.  Such participation shall not be otherwise required to be funded.  Upon receipt by the Swingline Lender of any payment from any Lender pursuant to this clause (iii) with respect to any portion of any Swingline Loan, the Swingline Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swingline Loan received by the Swingline Lender with respect to such portion.

(iv)       Obligation to Fund Absolute.  Each Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of the Borrower Representative to deliver a Swingline Request (each of which requirements the Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

2.2         Evidence of Loans.  This Agreement evidences the obligation of the Borrower to repay each Revolving Loan, Floorplan Loan and Swingline Loan and is being executed as a “noteless” credit agreement.

2.3          Interest.

(a)         Subject to Sections 2.3(d) and 2.3(e), (a) each Revolving Loan and Swingline Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR Rate plus the Applicable Margin and (b) each Floorplan Loan shall bear interest on the outstanding principal amount thereof from the Floorplan Funding Date with respect to such Floorplan Loan at a rate per annum equal to the LIBOR Rate plus the Applicable Margin.  Each determination of an interest rate by Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)         Interest on Revolving Loans and Swingline Loans.

(i)          Interest on each Revolving Loan and Swingline Loan shall be paid in arrears not less frequently than monthly as set forth on the billing statement as described in Section 2.3(b)(ii) below.  All accrued and unpaid interest shall also be paid on Revolving Loans and Swingline Loans on the Revolving Termination Date.

(ii)        Agent will transmit, send or otherwise make available to Borrowers a monthly billing statement identifying all interest, fees and charges due on Borrowers’ account with Agent.  The charges specified on each billing statement will, notwithstanding anything herein to the contrary, be (A) due and payable in full immediately on receipt, and (B) an account stated, unless Agent receives Borrowers’ written objection thereto within thirty (30) days after the earlier of (1) the date made available to Borrowers by EDI or other Electronic Transmission, or (2) receipt by Borrowers. Borrower shall pay Agent, for its own account, CDF’s customary charge for any check or other item which is returned unpaid to Agent and for each ACH debit rejected by Borrowers’ bank. Agent may adjust the billing statement at any time to conform to applicable Law and this Agreement.  Borrower waives the right to direct the application of any payments hereafter received by Agent on account of the Indebtedness.  Agent will have the continuing exclusive right to apply and reapply any and all such payments in such manner as Agent may deem advisable notwithstanding any entry by Agent upon its books and records.

(c)          Interest on each Floorplan Loan shall accrue as provided herein and be paid according to the terms of the applicable Transaction Statement.

(d)         At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 8.1(f) or 8.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR Rate).  All such interest shall be payable on demand of Agent or the Required Lenders.

(e)          Anything herein to the contrary notwithstanding, the obligations of Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”).

(f)          Special Provisions Applicable to LIBOR Rate.

(i)          The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 11.2), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment.

(ii)         Subject to the provisions set forth in Section 2.3(f)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loan, and interest upon the Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)        Benchmark Replacement Setting.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Secured Rate Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.3(f)(iii)):

(A)         Replacing the LIBOR Rate or other USD LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of  USD LIBOR (such administrator or any successor administrator collectively, “LIBOR Administrator”) and the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR Administrator, announced in public statements the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by LIBOR Administrator or the date as of which all Available Tenors of USD LIBOR have been deemed by the LIBOR Administrator or FCA to be no longer representative pursuant to public statement or publication of information and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement as provided in clause (1) of the definition thereof will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(B)          Switch to Term SOFR.  If (i) a Term SOFR Transition Event has occurred and (ii) Agent has delivered a Term SOFR Notice prior to any setting of the then-current Benchmark, then the Benchmark Replacement as provided in clause (2) of the definition of thereof will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.  For the avoidance of doubt, Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(C)         Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement as provided in clause (3) of the definition thereof will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (prevailing Eastern time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders by Agent without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower Representative may revoke any request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower Representative’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(D)         Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(E)        Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower Representative and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.3(f)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.3(f)(iii).

(F)          Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including, without limitation, Term SOFR or USD LIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.4         Maintenance of Loan Accounts; Statements of Account

(a)          Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month.  Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)         Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 2.4(b), shall establish and maintain at its address referred to in Section 10.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Floorplan Loans, Revolving Loans, Swingline Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 10.9 and 10.22), (2) the Allocations of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrowers or other Credit Party and its application to the Obligations.

(c)         Notwithstanding anything to the contrary contained in this Agreement, the Loans (including in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swingline Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.4 and Section 10.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)        The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice.  No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

2.5         Procedure for Revolving Credit Borrowing.

(a)          Each Borrowing of a Revolving Loan shall be made in Agent’s sole discretion upon the Borrower Representative’s irrevocable (subject to Section 10.2) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in writing in any other form acceptable to Agent, which notice must be received by Agent not later than 10:00 a.m. (prevailing Eastern time) on the requested Borrowing date.  Such Notice of Borrowing shall specify (i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of One Million Dollars ($1,000,000.00)) and (ii) the requested Borrowing date, which shall be a Business Day.

(b)         Upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Notice of Borrowing, Agent’s determination to fund such Borrowing and of the amount of such Lender’s Allocation Percentage of the Borrowing.

(c)         Unless Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrowers by Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on Schedule 10.2.

2.6          [Reserved].

2.7          Reductions in Allocations; Term and Termination of Allocations.

(a)         Reductions in Revolving Loan Allocations and/or Floorplan Loan Allocations.  The Borrowers may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower Representative to Agent permanently reduce the Aggregate Revolving Loan Allocation and/or the Floorplan Loan Allocations; provided that (i) such reductions shall be in an amount greater than or equal to One Million Dollars ($1,000,000.00), (ii) all reductions of either the Aggregate Revolving Loan Allocation or the Aggregate Floorplan Loan Allocation shall be pro rata among the two facilities and pro-rata among the applicable Lenders, provided that Borrowers may, at their election choose to allocate a greater than pro rata portion of the reduction toward the Aggregate Revolving Loan Allocation, and (iii) no reduction shall reduce the sum of the Aggregate Floorplan Loan Allocation and the Aggregate Revolving Loan Allocation to less than One Hundred Fifty Million Dollars ($150,000,000.00), unless in each case the Revolving Loan Allocations and the Aggregate Floorplan Loan Allocations are reduced to zero.

(b)          Term and Termination.

(i)         Agent may, in its sole and absolute discretion, at any time upon at least ninety (90) days’ prior written notice to Borrower Representative terminate the Floorplan Facility.  Thereafter, no further Approvals shall be issued and no further Floorplan Advances or Overtrade Approvals shall be made under the Floorplan Facility.

(ii)         Agent may, in its sole and absolute discretion, at any time upon at least ninety (90) days’ prior written notice to Borrower Representative terminate the Revolving Credit Facility.  Thereafter, no further Approvals shall be issued and no further Revolving Loans, Swingline Loans, or Protective Overadvances shall be made or Letters of Credit Issued under the Revolving Credit Facility.

(iii)        Unless sooner terminated as provided in this Agreement or by at least ninety (90) days prior written notice from Agent to Borrower Representative or Borrower Representative to Agent, the term of this Agreement shall be for one (1) year from the date hereof and from year to year thereafter. Upon any termination of this Agreement, all Indebtedness hereunder shall become immediately due and payable without notice or demand.  Upon any termination, Borrowers shall remain fully liable to Agent for all Indebtedness, including without limitation all charges and expenses, arising prior to or after termination, and all of Agent’s rights remedies and its security interest shall continue until all Indebtedness to Agent is paid and all Indebtedness of Borrowers is performed in full.  All waivers and indemnifications on Agent’s favor, set forth in this Agreement will survive any termination of this Agreement.

(iv)        Unless sooner terminated as provided in this Agreement, any Lender (the “Terminating Lender”) may terminate in whole, but not in part, such Lender’s Floorplan Loan Allocation and Revolving Loan Allocation by providing written notice to Agent and Borrower Representative (each, a “Termination Notice”) of such Lender’s intent to terminate at least one hundred twenty (120) days prior to the one (1) year anniversary date of this Agreement or any one year anniversary thereafter (each, a “Renewal Date”). Such Termination Notice shall be irrevocable once given (unless revoked in writing more than one hundred twenty (120) days prior to the applicable Renewal Date) and such termination will take effect on the Renewal Date immediately following such Termination Notice. Unless the Terminating Lender has assigned its entire Floorplan Loan Allocation and Revolving Loan Allocation in accordance with Section 10.9 of this Agreement prior to the applicable Renewal Date, Terminating Lender shall receive payment in full of all Aggregate Outstandings funded by such Terminating Lender and not repaid on or prior to the Renewal Date, together with all accrued and unpaid interest thereon and any other amounts due to such Lender under this Agreement (the “Termination Payment”), payable on the Renewal Date as follows:  (A) to the extent the amount of the Termination Payment does not exceed the unused amount of the Floorplan Loan Allocations and the Revolving Loan Allocations of the remaining Lenders, as applicable, the remaining Lenders will fund their respective Floorplan Loan Allocations and Revolving Loan Allocations in their proportionate share of an aggregate amount up to, but not to exceed, the lesser of (1) the Termination Payment and (2) such remaining Lenders’ aggregate Revolving Loan Allocation and Floorplan Loan Allocation (but in no event shall any remaining Lender be required to fund any amount in excess of its Revolving Loan Allocation or Floorplan Loan Allocation, as applicable) and (B) to the extent the amount of the Termination Payment exceeds the unused amount of the aggregate Floorplan Loan Allocations and Revolving Loan Allocations of the remaining Lenders, as applicable, Borrowers will pay such excess amount to Agent for the benefit of the Terminating Lender. Upon such payments, the Terminating Lender’s Floorplan Loan Allocations and Revolving Loan Allocations shall be reduced to zero and the Aggregate Floorplan Loan Allocations and the Aggregate Revolving Loan Allocations shall be reduced by the amount of the Terminating Lender’s Floorplan Loan Allocations and Revolving Loan Allocations, as applicable.

(c)          Notices.  Notice of prepayment or commitment reduction pursuant to clauses (a) and (b) above shall not thereafter be revocable by the Borrowers and Agent will promptly notify each Lender thereof and of such Lender’s Allocation Percentage of such prepayment or reduction.  The payment amount specified in a notice of prepayment or reduction shall be due and payable on the date specified therein.  Together with each prepayment under this Section 2.7, the Borrowers shall pay any other amounts required pursuant to this Agreement. Notwithstanding the foregoing, any Notice of a prepayment or commitment reduction delivered in connection with any refinancing of the facilities provided hereunder may be, if expressly so stated to be, contingent upon the consummation of such refinancing, incurrence of refinancing Indebtedness or issuance of equity and may be revoked by the Borrower in the event such refinancing, incurrence or issuance is not consummated.

2.8          Repayments, Mandatory Payments of Loans and Allocation Reductions.

(a)          Repayments.

(i)         Floorplan Loan.  The Borrowers shall make payments of principal on each Floorplan Loan on the last day of the free floorplan period with respect to the Borrower Invoice(s) related thereto.  The Borrowers shall repay to Agent for the benefit of the Lenders in full on the Floorplan Termination Date the aggregate principal amount of the Floorplan Loans outstanding on the Floorplan Termination Date, together with all accrued and unpaid interest thereon.

(ii)         Revolving Loan.  The Borrowers shall repay to Agent for the benefit of the Lenders in full on the Revolving Termination Date the aggregate principal amount of the Revolving Loans and Swingline Loans outstanding on the Revolving Termination Date, together with all accrued and unpaid interest thereon.

(b)         Mandatory Payments.

(i)          Maximum Amounts.  Notwithstanding anything in this Agreement to the contrary, at no time shall:

(A)        the then outstanding principal balance of Revolving Loans and Swingline Loans exceed the lesser of either (1) One Hundred Million Dollars ($100,000,000.00), or (2) the Maximum Floorplan Amount minus the Aggregate Floorplan Outstandings,

(B)          the Aggregate Floorplan Outstandings exceed the Maximum Floorplan Amount;

(C)          the Aggregate Outstandings exceed the Maximum Floorplan Amount; or

(D)          (1) the sum of (y) the Aggregate Outstandings plus (z) Overtrade Approvals exceed (2) the sum of (y) the Maximum Floorplan Amount plus (z) the Maximum Overtrade Amount.

If, at any time the limits set forth in this Section 2.8 are exceeded, Borrowers will immediately repay to Agent the amount of such excess to be applied to the outstanding principal balance of: (x) first the Swingline Loans and second the Revolving Loans (with respect to an excess of the limit set forth in clause (b)(i)(A) above); (y) the Floorplan Loans (with respect to an excess of the limit set forth in clause (b)(i)(B) above), or (z) Loans under either facility, to be applied to first the Swingline Loans, second the Revolving Loans, and third the Floorplan Loans (with respect to an excess of the limit set forth in clause (b)(i)(C) above).

(c)         Gross Borrowing Base.  If at any time the Aggregate Outstandings (excluding any Open Approvals, Overtrade Approvals or Protective Overadvances) exceed the lesser of (1) the Maximum Floorplan Amount or (2) the Gross Borrowing Base, Borrowers shall immediately prepay outstanding Loans in an amount sufficient to eliminate such excess in accordance herewith to be applied first to repay outstanding Swingline Loans, second to repay outstanding Revolving Loans without permanent reduction of the Aggregate Revolving Loan Allocation, and third to prepay outstanding Floorplan Loans.

2.9          Fees.

(a)          Unused Commitment Fee.  The Borrowers shall pay to Agent the Unused Commitment Fee for the account of each Lender, calculated on an annualized rate basis, by multiplying the Daily Unused Total Facility for any calendar month of the Aggregate Floorplan Loan Allocation, by the “Unused Fee” set forth in the table below. The aggregate Unused Commitment Fee for each calendar month shall be payable monthly in arrears and due pursuant to the monthly billing statement due to agent provided.  Once received by CDF, an Unused Commitment Fee shall not be refundable by CDF for any reason.

If Floorplan Utilization is:	Then the Unused Fee (%) for the next calendar month shall be:

Less than or equal to twenty percent (20%)	0.25%

Greater than twenty percent (20%) but less than or equal to thirty percent (30%)	0.125%

Greater than thirty percent (30%)	0.00%

(b)         Letter of Credit Fee.  Borrowers agree to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, and outstanding multiplied by the Applicable Margin; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists), such rate shall be increased by two percent (2.00%) per annum.  Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged.  In addition, the Borrowers shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

2.10        Payments by the Credit Parties.

(a)         Except as provided in Article XI, all payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set‑off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in Schedule 10.2 (or such other address as Agent may from time to time specify in accordance with Section 10.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 4:00 p.m. (prevailing Eastern time) on the date due. Any payment which is received by Agent later than 4:00 p.m. (prevailing Eastern time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  The Borrowers and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.  The Borrowers hereby authorize Agent and each Lender to make a Revolving Loan (which may be a Swingline Loan) to pay (i) interest, principal (including Swingline Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower Representative, other fees, costs or expenses payable by a Credit Party or any of its Subsidiaries hereunder or under the other Loan Documents.

(b)         If any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)        During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by Agent in respect of any Secured Obligation in accordance with clauses first through seventh below.  Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of all accrued unpaid interest and principal of the Protective Overadvances to the extent not funded by the Lenders (other than Agent) for any reason;

third, to payment of Secured Obligations constituting all accrued unpaid interest on the Floorplan Loans, Revolving Loans (including Protective Overadvances to the extent not paid according to clause second, above) and Swingline Loans and fees owed to Agent, Lenders and L/C Issuers (other than amounts due under any Secured Rate Contract or Bank Product Agreement);

fourth, to payment of Secured Obligations constituting unpaid principal of the Floorplan Loans, Revolving Loans (including Protective Overadvances to the extent not paid according to clause second, above) and Swingline Loans including, without limitation, L/C Reimbursement Obligations then due and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable (other than amounts due under any Secured Rate Contract or Bank Product Agreement);

fifth, to payment of Secured Obligations constituting unpaid principal, interest, fees and all other amounts due under any Secured Rate Contract and ratably, up to the amount (after taking into account any amounts previously paid pursuant to this fifth tier during the continuation of the applicable Event of Default) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Event of Default, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations;

sixth, to payment of any other amounts owing constituting Secured Obligations; and

seventh, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses fourth,  fifth and sixth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

2.11        Payments by the Lenders to Agent; Settlement on Revolving Loans.

(a)          Agent may, on behalf of Lenders, disburse funds to the Borrowers for Revolving Loans requested and Agent’s determination to approve a Revolving Loan and disburse funds to the Borrowers shall be binding on the Lenders.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Allocation Percentage of any Revolving Loan before Agent disburses same to the Borrowers.  If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrowers, Agent shall advise each Lender by telephone, fax or email of the amount of such Lender’s Allocation Percentage of the Revolving Loan requested by the Borrowers no later 12:00 p.m. (prevailing Eastern time) on the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Allocation Percentage of such requested Revolving Loan, in same day funds, by wire transfer to Agent’s account, according to the wire transfer instructions specified on Schedule 10.2, no later than 4:00 p.m. (prevailing Eastern time) on such scheduled Borrowing date.  Nothing in this Section 2.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 2.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b)         On each Settlement Date, Agent shall advise each Lender by telephone, fax or email of the amount of such Lender’s Allocation Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Loan.  Agent shall pay to each Lender such Lender’s Allocation Percentage (except as otherwise provided in Section 2.1(c)(vi), Section 2.11(e) and Section 10.9(h)) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Revolving Loans held by it.  Such payments shall be made by wire transfer to such Lender not later than 4:00 p.m. (prevailing Eastern time) on each Settlement Date.

(c)         Agent may assume that each Lender will make its Allocation Percentage of each Revolving Loan available to Agent on each Borrowing date.  If such Allocation Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Allocation Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately repay such amount to Agent.  Nothing in this Section 2.11(c) shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.  Without limiting the provisions of Section 2.11(b), to the extent that Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d)         Return of Payments.  If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing at the Federal Funds Rate. If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrowers or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)          Non-Funding Lenders and Impacted Lenders; Procedures.

(i)          Responsibility.  The failure of any Non-Funding Lender to make any Revolving Loan, Floorplan Loan, Letter of Credit Obligation or any payment required by it, or to make any payment required by it under any Loan Document, or to fund any purchase of any participation to be made or funded by it (including, without limitation, with respect to any Swingline Loan) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii)        Reallocation.  If any Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swingline Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Lenders that are not Non-Funding Lenders or Impacted Lender pro rata in accordance with their Allocation Percentages of the Aggregate Revolving Loan Allocation (calculated as if the Non-Funding Lender’s Allocation Percentage was reduced to zero and each other Lender’s (other than any other Non-Funding Lender’s or Impacted Lender’s) Allocation Percentage had been increased proportionately), provided that no Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swingline Loans and its pro rata share of unparticipated amounts in Swingline Loans to exceed its Revolving Loan Allocation.

(iii)        Voting Rights.  Notwithstanding anything set forth herein to the contrary, including Section 10.1, any Lender that is a Non-Funding Lender or Impacted Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Allocations, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 10.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A)  the Allocation of a Non-Funding Lender or Impacted Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s or Impacted Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender or Impacted Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender or Impacted Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender or Impacted Lender.  Moreover, for the purposes of determining Required Lenders, the Loans, Letter of Credit Obligations, and Allocations held by Non-Funding Lenders or Impacted Lenders shall be excluded from the total Loans and Allocations outstanding.

(iv)       Borrower Payments to a Non-Funding Lender.  Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties.  Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Revolving Loan Allocation and/or unfunded Floorplan Loan Allocation and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all commitments under this Agreement have been terminated.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Lenders in accordance with their Allocation Percentages of the Aggregate Revolving Loan Allocation.  In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swingline Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Floorplan Loans, Letter of Credit Obligations and Swingline Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations and reimbursement obligations with respect to Swingline Loans reallocated to other Lenders pursuant to Section 2.11(e)(ii).

(v)         Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan and/or Floorplan Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. A Lender may cure its status as an Impacted Lender if such Lender provides assurances satisfactory to Agent that such Lender will not become a Non-Funding Lender.   Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)        Fees.  A Lender that is a Non-Funding Lender or Impacted Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender or Impacted Lender pursuant to clause (a) thereof.  In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 2.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Lenders.

(f)         Procedures.  Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

(g)          Erroneous Payments.

(i)          Each Lender, each other Secured Party, and any other party hereto hereby severally agrees that if (A) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or the Affiliate of a Lender or any other Secured Party) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”), that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (B) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (1) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (2) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (3) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (A) or (B) of this Section 2.11(g)(i), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 2.11(g) shall require the Agent to provide any of the notices specified in clauses (A) or (B) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(ii)         Without limiting the immediately preceding clause (i), each Payment Recipient agrees that, in the case of clause (i)(B) above, it shall promptly notify the Agent in writing of such occurrence.

(iii)        In the case of either clause (i)(A) or (i)(B) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iv)        In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with the immediately preceding clause (iii), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Allocation commitment) with respect to which such Erroneous Payment was made to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Allocation commitment), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, the Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (A) any assignment contemplated in this clause (iv) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (B) the provisions of this clause (iv) shall govern in the event of any conflict with the terms and conditions of Section 10.9 and (C) the Agent may reflect such assignments in any register maintained by Agent without further consent or action by any other Person.

(v)         Each party hereto hereby agrees that (A) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 2.11(g) or under the indemnification provisions of this Agreement, (B) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Credit Party or Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers or any other Credit Party or Guarantor for the purpose of making a payment on the Obligations and (C) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(vi)       Each party’s obligations under this Section 2.11(g) shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Allocation commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(vii)       Nothing in this Section 2.11(g) will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

2.12       Borrower Representative.  Technology hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings, L/C Requests and Swingline Requests, delivering certificates including Compliance Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower, the Borrowers, any Credit Party or the Credit Parties under the Loan Documents.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Credit Parties.  Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by the Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

2.13       Gross Borrowing Base Calculation.

(a)          The “Gross Borrowing Base,” means, as of the date of determination, the sum of the following:

(i)          Eighty-Five Percent (85%) of the sum of the following:

(A)          all Eligible Accounts; plus

(B)          all Eligible Cisco Rebates; plus

(C)          all Eligible Intercompany Lease Receivables not to exceed Four Million Dollars ($4,000,000.00) in the aggregate; plus

(ii)         the Inventory Value; minus

(iii)        any Reserves;

in each case, as shown on the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Agent; provided that in no event shall the Gross Borrowing Base exceed the Maximum Floorplan Amount.

(b)         Eligible Accounts.  All of the Accounts owned by each Borrower and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by the Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies, and, for the avoidance of doubt, any Account that constitutes an Eligible Intercompany Lease Receivable.  Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria, in their Permitted Discretion, based on the analysis of facts or events (i) first occurring or first discovered by Agent after the Closing Date or (ii) that are different from facts or events known to the Agent prior to the Closing Date, including without limitation changes in market conditions or differences in the materiality of such facts or events, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available; provided, however, that no such revision shall be made without at least five (5) Business Days’ prior written notice thereof to the Borrower Representative.  Eligible Accounts shall not include the following Accounts of a Borrower:

(i)          Accounts – Past Due.  (A) Accounts that allow for payment to be made sixty (60) days or less from the date of sale that are not paid within ninety (90) days following original invoice date and (B) Accounts that allow for payment to made more than sixty (60) days but not more than ninety (90) days from the date of sale, Government Accounts and Accounts owing from any EPT Account Debtor that are unpaid more than one hundred and twenty (120) days following original invoice date;

(ii)         Cross Aged Accounts. (A) Accounts of any Account Debtor of the type described in (b)(i)(A) above, if fifty percent (50%) or more of the outstanding balance of such Accounts are unpaid for more than ninety (90) days from the date of invoice and (B) Accounts of any Account Debtor of the type described in (b)(i)(B) above, if fifty percent (50%) or more of the aggregate outstanding balance of such Accounts are unpaid for more than one hundred twenty (120) days from the date of invoice;

(iii)        Non-Standard Accounts.  Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than ninety (90) days from the date of sale, other than EPT Accounts;

(iv)        Foreign Accounts; Non-Commercial Accounts. Accounts that are the obligations of an Account Debtor that is (i) located in a foreign country other than Canada or the United Kingdom or (ii) not a commercial or institutional entity;

(v)         Contra Accounts. Accounts to the extent any Credit Party is liable for goods sold or services rendered by the applicable Account Debtor to the Credit Parties but only to the extent of the potential offset;

(vi)        Chargebacks/Partial Payments/Disputed. Any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(vii)       Inter-Company/Affiliate Accounts.  Accounts of any Account Debtor which is an officer, director, shareholder, partner, member, owner, employee, agent or Affiliate of any Credit Party, other than Eligible Intercompany Lease Receivables as provided in Section 2.13(c) below;

(viii)     Concentration Risk.  Accounts to the extent that such Accounts, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceed twenty five percent (25%) of all Eligible Accounts; provided, however, (A) no Special Concentrated Accounts shall be subject to exclusion under this clause (viii); and (B) that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined based on all of the otherwise Eligible Accounts prior to giving to any eliminations based upon the foregoing concentration limit but shall not be excluded in an amount in excess of the foregoing percentage and provided further that Agent may from time to time approve exceptions to such percentage in its sole discretion;

(ix)        Credit Risk.  Accounts that are otherwise determined to be unacceptable by Agent, in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower Representative;

(x)        Deferred Revenue.  In Agent’s sole discretion, an amount of Accounts equal to forty percent (40%) of Borrowers’ aggregate net deferred revenue as shown on Borrowers’ balance sheets prepared in accordance with GAAP and delivered to Agent pursuant to Section 5.1(b), and provided that Agent may from time to time adjust such percentage in its sole discretion based on audits, inspections, or field examinations, which for the avoidance of doubt shall include an analysis of net deferred revenue;

(xi)        Unbilled.  Accounts with respect to which an invoice has not been sent to the applicable Account Debtor;

(xii)       Defaulted Accounts; Bankruptcy.  Accounts where:

(A)          the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(B)         a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(xiii)      Progress Billing. Accounts (A) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process if such Accounts are either (1) past due or (2) Credit Parties have knowledge of such inability to bring suit or enforce remedies, or (B) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(xiv)      Bill and Hold. Accounts that arise with respect to goods that are sold on a bill-and-hold basis (unless Agent has received an acknowledgement with respect to such bill-and-hold in form and substance reasonably satisfactory to Agent);

(xv)       C.O.D. Accounts that arise with respect to goods that are sold on a cash-on-delivery basis;

(xvi)      Credit Limit. Accounts to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion, following prior notice of such limit by Agent to the Borrower Representative;

(xvii)     Non-Acceptable Alternative Currency. Accounts that are payable in any currency other than United States Dollars or Canadian dollars;

(xviii)    Other Liens Against Accounts. Accounts that (A) are not owned by a Credit Party or (B) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent, securing the Secured Obligations and other Liens permitted under clauses (d), (e) or (h) of the definition of Permitted Lien;

(xix)      Conditional Sale. Accounts that arise with respect to goods that are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor is conditional;

(xx)        Judgments, Notes or Chattel Paper. Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(xxi)      Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(xxii)     Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by a Credit Party in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales;

(xxiii)    Representations and Warranties Not True.  Accounts as to which any representation or warranty provided in Section 2.14 is not true and correct in any material respect;

(xxiv)    Personal Use.  Account for which any Credit Party know, or have information to cause any Credit Party to reasonably believe, such Accounts represent goods or services purchased for a personal, family or household purpose;

(xxv)     Demonstration Goods. Accounts which represent goods or services used for demonstration purposes or loaned by any Credit Party to another party; or

(xxvi)    Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien, subject to Liens permitted under clauses (d), (e) or (h) of the definition of Permitted Lien.

(c)         Eligible Cisco Rebates.  “Eligible Cisco Rebates” means the rebates issued from time to time by Cisco to any Borrower (including, without limitation, value incentive program rebates) (i) which are currently outstanding, due and earned and are verifiable on Cisco’s system based on information provided by Borrower Representative to Agent, and (ii) in which (x) Agent, for the benefit of the Secured Parties, has a first priority, perfected security interest, the eligible amount of which shall be determined by Agent in its sole discretion, and (y) Agent has completed its diligence of such rebate, including, without limitation, validation of historical accrual and payment of such rebates, which diligence shall be satisfactory to Agent in its sole discretion.

(d)         Eligible Intercompany Lease Receivables. “Eligible Intercompany Lease Receivables” mean all of the Accounts (i) in which Agent, for the benefit of the Secured Parties, has a first priority, fully perfected security interest and (ii) which arise from the sale of goods by Technology to Group (acting in its capacity as agent on behalf of its customers) from the date of the invoice to Technology for the sale of such goods, until the earlier to occur of (A) the date of execution of a lease agreement between Group and a lessee covering such goods or (B) thirty (30) days from the date of such invoice, all as listed in the Borrowing Base Certificate.

(e)          Inventory Value. “Inventory Value” means the sum of the following:

(i)          one hundred percent (100%) of the total aggregate wholesale invoice price, as calculated by accounting system of the Borrowers using average cost method, of all of the Inventory of the Borrowers financed by the Lenders that is unsold and in  possession and control of any Borrower as of the date of the latest Inventory Report and to the extent such Inventory (A) is subject to a repurchase agreement between the vendor of such Inventory and the Agent and (B) is subject to a first priority, fully perfected security interest in favor of Agent for the benefit of the Secured Parties; excluding therefrom (X) all Inventory drop shipped from vendors of any Borrower directly to customers of such Borrower; (Y) all Inventory on consignment; and (Z) all Inventory in’ possession of any Borrower that is subject to returned merchandise authorizations issued by vendors of such Borrower; plus

(ii)         forty five percent (45%) of the total aggregate wholesale invoice price, as calculated by accounting system of the Borrowers using average cost method, of all other Inventory of the Borrowers in possession of any Borrower and control as of the date of the latest Inventory Report and to the extent such Inventory is subject to a first priority, fully perfected security interest in favor of Agent for the benefit of the Secured Parties; excluding therefrom (A) all Inventory drop shipped from vendors of any Borrower directly to customers of such Borrower; (B) all Inventory on consignment; (C) all Inventory in possession of any Borrower that is subject to returned merchandise authorizations issued by vendors of such Borrower; and (D) all Inventory that has been owned by any Borrower for more than one hundred twenty (120) days from the invoice date; provided, however, that the aggregate value of all Inventory under this clause (ii) included in Inventory Value shall not exceed twenty percent (20%) of the total Gross Borrowing Base in effect from time to time.

(f)         Reserves.  For purposes of this Agreement, “Reserves” means (i) Reserves established by Agent from time to time against Eligible Accounts pursuant to Section 2.14, (ii) Bank Product Reserves, (iii) Landlord Reserves, and (iv) such other reserves against Eligible Accounts, Eligible Intercompany Lease Receivables or Inventory Value that Agent may, in their Permitted Discretion, establish from time to time; provided the establishment or increase of any reserves after the Closing Date shall be based on the analysis of facts or events (A) first occurring or first discovered by Agent after the Closing Date or (B) that are different from facts or events known to the Agent prior to the Closing Date, including without limitation changes in market conditions or differences in the materiality of such facts or events; provided, further, that no such establishment or increase shall be made without at least five Business Days’ prior written notice thereof to the Borrower Representative; however if the establishment or increase of a Reserve has been communicated to the Borrowers and a Borrower makes a request for a Borrowing prior to the completion of the five Business Day period, such Borrowing shall take into account the Reserve so communicated, each as shown on the most recently delivered Borrowing Base Certificate. Without limiting the generality of the foregoing, Reserves established to ensure the payment of interest expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion Reserves.

2.14       Representations and Warranties with Respect to Accounts.  For each  Account owned by each Borrower and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by the Borrower Representative to Agent, Borrowers, jointly and severally, represent and warrant to Agent and each Lender that the following are true, correct and complete in all material respects:  (a) such Account is genuine; (b) such Account is not evidenced by a judgment or promissory note or similar instrument or agreement; (c) it represents an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (d) the goods sold or services rendered which resulted in the creation of such Account have been delivered or rendered to and accepted by the obligor; (e) the amounts shown on the Borrowing Base Certificate, the books and records of the Borrowers and all invoices and statements delivered to the Agent with respect thereto are owing to a Borrower and are not contingent;  (f) no payments have been or will be made thereon except payments deposited to an account subject to Agent’s control; (g) there are no offsets, counterclaims or disputes existing or asserted with respect thereto and no Borrower has made any agreement with any obligor for any deduction or discount of the sum payable thereunder except regular discounts allowed by such Borrower in the ordinary course of its business for prompt payment which have been disclosed to the Agent; (h) there are no facts or events which in any way impair the validity or enforceability thereof or reduce the amount payable thereunder from the amount shown on the Borrowing Base Certificate, such Borrower’s books and records and the invoices and statements delivered to CDF with respect thereto; (i) all persons acting on behalf of Account Debtor thereon have the authority to bind the obligor; (j) the goods sold or transferred giving rise thereto were not, immediately prior to such sale or transfer, subject to any lien, claim, encumbrance or security interest which is superior to that of Agent for the benefit of Lenders and (k) to the knowledge of Borrowers, there has been no material adverse change in the Account Debtor’s financial condition since the creation of the Account, and there are no proceedings or actions known to Borrowers which are threatened or pending against any obligor thereon which might result in any material adverse change in such obligor’s financial condition.

ARTICLE III
CONDITIONS PRECEDENT

3.1         Conditions of Initial Loans.  The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder (if any) is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a)         Loan Documents.  Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 3.1, each in form and substance reasonably satisfactory to Agent and in each case other than as provided in Section 5.16;

(b)         Approvals.  Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c)         Payment of Fees.  The Borrowers shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 2.9 (including the fees specified in the Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(d)         Material Adverse Effect.  Since March 31, 2021, there shall not have occurred any Material Adverse Effect.

3.2         Conditions to All Borrowings.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or Issue any Letter of Credit (including on the Closing Date), if, as of the date thereof:

(a)         any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and with respect to Revolving Loans, Swingline Loans or Issuances of Letters of Credit, Agent, Swingline Lender, or Required Lenders, as applicable, have determined not to make such Loan or Issue such Letter of Credit as a result of the fact that such warranty or representation is untrue or incorrect;

(b)         any Default or Event of Default has occurred and is continuing or would exist immediately after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and with respect to Revolving Loans, Swingline Loans, or Issuances of Letters of Credit, Agent, Swingline Lender, or Required Lenders, as applicable, shall have determined not to make any Loan or Issue any Letter of Credit as a result of that Default or Event of Default; or

(c)         after giving effect to any Loan (or the Issuance of any Letter of Credit), the aggregate outstanding amount of the Revolving Loans and Swingline Loans would exceed the lesser of either (1) One Hundred Million Dollars ($100,000,000.00), or (2) the Maximum Floorplan Amount minus the Aggregate Floorplan Outstandings.

The request by the Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan or the Issuance of any Letter of Credit shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 3.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following (i) are true, correct and complete on and as of the Closing Date and (ii) after the Closing Date are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of any Borrowing of any Loan or Issuance of any Letter of Credit, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1         Corporate Existence and Power.  Each Credit Party is duly formed, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized.  Each Credit Party has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, to own and lease its property. Each Credit Party is properly licensed, in good standing and in compliance with fictitious name statutes in each such State where the nature of its activities requires, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2         Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any Material Contract to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (c) violate any Requirement of Law which could reasonably be expected to have a Material Adverse Effect.

4.3         Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents,  (b) as may be required in connection with the disposition of any portion of the pledged Collateral by laws affecting the offering and sale of securities generally, (c) those obtained or made on or prior to the Closing Date and (d) immaterial approvals, consents, exemptions, authorizations, actions, notices or filings the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

4.4         Binding Effect; Perfected Liens.  This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.  Agent’s Liens are validly created, perfected, first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5         Litigation.  Except as specifically disclosed in Schedule 4.5, no Credit Party is subject to, or aware of the threat of, any Litigation involving any Credit Party which, (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) if determined adversely to such Credit Party, could reasonably be expected to result in a Material Adverse Effect.

4.6         [Reserved].

4.7        ERISA Compliance. Schedule 4.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans and (d) each Benefit Plan intended to qualify for tax exempt status under Section 401 and 501 of the Code or other Requirements of Law so qualifies.   Except for failures that result in Liabilities that could not reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is occurring or reasonably expected to occur.

4.8         Use of Proceeds; Margin Regulations.  No Credit Party and no Domestic Material Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

4.9         Ownership of Property.  As of the Closing Date, the Real Estate listed in Schedule 4.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries.  Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all material Real Estate, and good and valid title to all material owned personal Property and valid leasehold interests in all material leased personal Property, in each instance, necessary or used in the ordinary conduct of their respective businesses.

4.10       Taxes.  All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.

4.11       Financial Condition.  There is no fact or condition known to the Credit Parties relating to the Loan Documents or the Credit Party’s financial condition, business or property of the Credit Parties that they have failed to disclose that could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by, or delivered on behalf of, the Credit Parties to the Agent and the Lenders, at the time furnished or delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they are made, not misleading; provided, however, that, with respect to any financial projections provided to Agent or Lenders, Credit Parties represent only that such projections were prepared in good faith based upon assumptions believed by Credit Parties to be reasonable at the time delivered and it being understood that such projections may vary from actual results and such variations could be material. Since March 31, 2021, there has been no Material Adverse Effect (excluding any event or circumstance resulting from the COVID-19 Pandemic to the extent such event or circumstance has been publicly disclosed by Holdings in its securities filings and the scope of such adverse effect is no greater than that which has been disclosed).

4.12       Environmental Matters.  Except as set forth in Schedule 4.12, and except where any failures to comply could not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties, the operations of each Credit Party are and have been in material compliance with all applicable Environmental Laws.

4.13       Regulated Entities.  No Credit Party, nor any Domestic Material Subsidiary of any Credit Party, is (a) required to register as an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

4.14       Solvency.  Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrowers, and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and each Borrower individually are Solvent.

4.15       Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party, except for those that could not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 4.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party.

4.16       Intellectual Property.  Schedule 4.16 sets forth a true and complete list of all registered Intellectual Property that each Credit Party owns, licenses or otherwise has the right to use as of the Closing Date.  Each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect.

4.17      Brokers’ Fees; Transaction Fees.  Except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

4.18       Insurance.  Schedule 4.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles.  Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured in accordance with Section 5.6.

4.19       Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth in Schedule 4.19, as of the Closing Date, no Credit Party and no Domestic Material Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. Each Subsidiary listed in Schedule 4.19 shall indicate whether such Subsidiary is a Material Subsidiary or an Immaterial Subsidiary. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrowers and Subsidiaries of the Borrowers, those in favor of Agent, for the benefit of the Secured Parties and other Liens permitted under Section 6.1.

4.20       Jurisdiction of Organization; Chief Executive Office. Schedule 4.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

4.21       Locations of Inventory, Equipment and Books and Records.  Each Credit Party’s Inventory and Equipment (other than Inventory or Equipment in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 4.21 (which Schedule 4.21 shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change).

4.22       Deposit Accounts and Other Accounts. Schedule 4.22 lists all banks and other financial institutions at which as of the Closing Date, any Credit Party maintains deposit or other accounts as of the Closing Date, including the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

4.23       Government Contracts.  Except as set forth in Schedule 4.23, as of the Closing Date, no Credit Party is a party to any Material Contract with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

4.24       [Reserved].

4.25       Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

4.26       Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no Subsidiary and, to the knowledge of any Responsible Officer of the Borrowers, no Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) or HMT’s consolidated list of Financial Sanctions Targets or the Investment Ban List or any similar list enforced by any other relevant sanctions authority, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law, or (iv) is located, organized or resident in a Designated Jurisdiction.  The Borrowers will not directly or indirectly, use of the proceeds of any Loan in a manner that will violate applicable Sanctions.

4.27       Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act.

4.28       Anti-Corruption Laws.  Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by such Credit Party and its Subsidiaries with Anti-Corruption Laws.  No Loan, use of the proceeds of any Loan, or other transactions contemplated hereby will violate any Anti-Corruption Laws.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, so long as any Lender shall have any Allocation hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1          Financial Statements.  Each Credit Party shall maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP.  The Borrowers shall deliver to Agent by Electronic Transmission and in detail reasonably satisfactory to Agent:

(a)         as soon as available, but not later than one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited consolidated and consolidating balance sheets of Holdings and each of its Subsidiaries (including each Credit Party) as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any nationally recognized independent public accounting firm or other independent certified public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; and

(b)         as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year, a copy of the unaudited consolidated and consolidating balance sheets of Holdings and each of its Subsidiaries (including each Credit Party), and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, each of which shall be complete and correct and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries (including each Credit Party), subject to normal year-end adjustments and absence of footnote disclosures.

The information and documentation that the Borrowers are required to deliver to the Agent under this Section 5.1 shall be deemed to have been delivered to the Agent on the date on which such information or documentation is posted to then-current website for the SEC  For the avoidance of doubt, any information or documentation required to be delivered under this Section 5.1 that is not available on the SEC website, including without limitation consolidating information, shall be separately delivered to Agent as provided above.

5.2          Certificates; Other Information.  The Borrowers shall furnish to Agent by Electronic Transmission:

(a)         promptly after the occurrence of Covenant Trigger Event and, so long as the Covenant Trigger Event or Covenant Testing Period continues, concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b), a fully and properly completed certificate in the form of Exhibit 5.2(a) (a “Compliance Certificate”), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;

(b)         promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the SEC;

(c)          no less than every second Tuesday (unless a Covenant Testing Period has occurred and is continuing, then in which case, each Tuesday), and if such Tuesday is not a Business Day, then the next succeeding Business Day, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Gross Borrowing Base of the Borrowers as at the end of the most-recently ended fiscal month or week, as applicable;

(d)         on a monthly basis, not later than the 10th day of each month, (i) an Inventory Report and a summary of Inventory by location and type, including quantity, model number and manufacturer, with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion; (ii) a Schedule of Account; (iii) a detailed aging of accounts payable; (iv) a detailed report of all leases of goods by a Borrower to a Lessee, including a calculation of the net present value of the lease payments due under such lease; (v) a cash balance report; (vi) a detailed report of all Vendor rebates; and (vii) collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties, sales journal, cash receipt journal and credit/debit memos each of which shall be prepared by the Borrowers as of the last day of the immediately preceding week, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(e)          [reserved];

(f)         to Agent, at the time of delivery of each of the quarterly financial statements delivered pursuant to Section 5.1(b) a reconciliation of the following, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(i)          the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of the Borrowers to the Borrowers’ general ledger and quarterly financial statements delivered pursuant to Section 5.1(b);

(ii)         the perpetual inventory by location to the Borrower’s most recent Borrowing Base Certificate, general ledger and quarterly financial statements delivered pursuant to Section 5.1(b); and

(iii)        the accounts payable aging to the Borrowers’ general ledger and quarterly financial statements delivered pursuant to Section 5.1(b); and

(iv)        the outstanding Loans as set forth in the monthly loan account statement provided by Agent to the Borrowers’ general ledger and quarterly financial statements delivered pursuant to Section 5.1(b);

(g)         at the time of delivery of the annual financial statements delivered pursuant to Section 5.1(a), a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;

(h)         [reserved];

(i)          promptly upon receipt thereof, but only to the extent permitted by the Borrower’s certified public accountants, copies of any reports submitted by the Borrowers’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(j)         at the time of delivery of the annual financial statements delivered pursuant to Section 5.1(a), an updated list of all insurance policies of any nature maintained, as of such date, for current occurrences by each Credit Party, including issuers, coverages and deductibles;

(k)          promptly, such additional business, financial, collateral, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request; and

(l)          promptly following any request therefor, provide information and documentation reasonably requested by the Agent or any Lender or required by bank regulatory authorities under applicable “know your customer” and AML Laws, including, without limitation, the Patriot Act.

5.3          Notices.  The Borrowers shall notify promptly Agent of each of the following (and, except as otherwise indicated, in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof):

(a)          the occurrence or existence of any Default or Event of Default;

(b)          the occurrence or existence of any event that would require the mandatory prepayment of any Loan pursuant to Section 2.8;

(c)          any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement; and

(d)          any material change in accounting policies or financial reporting practices by any Credit Party which notice shall be in accordance with Section 6.14.

Each notice pursuant to this Section 5.3 shall be in electronic form accompanied by a statement on behalf of the Borrowers by a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time.  Each notice under Section 5.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

5.4        Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Domestic Material Subsidiaries to (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 6.3; and (b) preserve and maintain in full force and effect all rights, privileges, qualifications, Permits, licenses and franchises necessary in the normal conduct of its business, except in each case, as permitted by Sections 6.2 and 6.3 and except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.5         Maintenance of Property.  Each Credit Party shall maintain, and shall cause each of its Domestic Material Subsidiaries to maintain, and preserve all of its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6         Insurance. Each Credit Party shall (i) maintain or cause to be maintained in full force and effect all policies of (A) property insurance and (B) all other insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and as is acceptable to Agent in its Permitted Discretion and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee, as appropriate.

5.7         Payment of Obligations.  Each Credit Party shall, and shall cause each of its Domestic Material Subsidiaries to, pay, discharge and perform all of its liabilities and obligations as the same shall become due and payable or required to be performed except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.8       Compliance with Laws.  Each Credit Party shall, and shall cause each of its Domestic Material Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including without limitation, ERISA, Environmental Laws, Sanctions and Anti-Corruption Laws), except where the failure to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.9         Inspection of Property and Books and Records; Appraisals.  Each Credit Party shall permit Agent and its designees, from time to time, during normal business hours and with reasonable prior notice, and at any time after the occurrence and during the continuance of a Default or Event of Default (without any such notice), to account for and inspect all Collateral and to examine and copy such Credit Party’s books and records related to the Collateral; provided, however, that so long as no Event of Default has occurred and is continuing:

(a)         the number of audits, inspections, field examinations, or appraisals for which the Credit Parties shall be obligated to pay the Agent a Review Fee shall be limited to two (2) audits, inspections, field examinations or appraisals in each calendar year, plus each additional audit, inspection, field examination or appraisal with respect to Accounts acquired (or to be acquired) in connection with any Permitted Acquisition that the Credit Parties elect to include in the Gross Borrowing Base, it being understood and agreed that nothing contained herein shall operate to limit the number of audits, inspections, field examinations and appraisals that Agent may elect to undertake and pay for at its own expense; and

(b)         each such inspection shall be held virtually if an in-person inspection would be contrary to restrictions implemented in accordance with the COVID-19 Preparedness and Response Plan adopted by the Credit Parties.

5.10       Use of Proceeds.  The Borrowers shall use the proceeds of the Revolving Loans and Swingline Loans solely as follows: (a) first, to refinance on the Closing Date, Prior Indebtedness, (b) to pay costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital, to fund Permitted Acquisitions, payment of dividends permitted hereunder, to fund stock repurchases permitted hereunder and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement or the other Loan Documents. The Borrowers shall use the proceeds of the Floorplan Loans solely to finance purchases of Inventory in the manner set forth in Article II.

5.11       Cash Management Systems.  Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each deposit, securities, commodity or similar account (other than Excluded Accounts) maintained by such Person as of the Closing Date, and, with respect to any such accounts opened after the Closing Date or acquired in connection with a Permitted Acquisition, within 60 days after the date of the establishment or acquisition of such account (except as otherwise provided in Section 5.16).  Such Control Agreements shall provide, among other provisions, that cash dominion shall, at Agent’s sole discretion, “spring” during any Cash Dominion Period.

5.12       Landlord Agreements. Unless waived by Agent in its sole discretion, each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from (a) the lessor of each leased property (other than any chief executive office or principal place of business of the Credit Parties) where any Collateral is stored or located, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, in each case where such Collateral has an aggregate fair saleable value in excess of Five Hundred Thousand Dollars ($500,000.00) and (b) the lessor of any chief executive office or principal place of business of the Credit Parties, in each case which agreement shall be reasonably satisfactory in form and substance to Agent. Once a Credit Party delivers a landlord agreement or bailee or mortgagee waiver for a location, then any Landlord Reserve with respect to such location shall be released.

5.13        Further Assurances.

(a)         Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)        Each Credit Party shall execute and deliver to Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as Agent may reasonably request) and do all such other things as Agent may reasonably deem necessary, appropriate or convenient (i) to assure Agent of the effectiveness and priority of its security interests, including such financing statements (including renewal statements), amendments and supplements or such other instruments as Agent may from time to time reasonably request in order to perfect and  maintain the security interests in the Collateral in accordance with the UCC, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure Agent of its rights and interests hereunder. To that end, Credit Parties agree that Agent may file one or more financing statements (with collateral descriptions broader and/or less specific than the description of the Collateral contained herein and which may include an “all assets” or other similar supergeneric description) disclosing Agent’s security interest in any or all of the Collateral.

(c)         Promptly upon request by Agent, the Credit Parties shall take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) subject to customary “Funds Certain Provisions” with respect to perfection of Liens on assets acquired in a Permitted Acquisition or other Investment permitted hereunder, to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.

5.14       Formation of New Subsidiaries – Joinder.

(a)         Except as otherwise approved in writing by Required Lenders, each Credit Party shall, at the time that such Credit Party forms or acquires any Domestic Material Subsidiary after the Closing Date, or at any time when any Domestic Subsidiary of such Credit Party that previously was an Immaterial Subsidiary becomes a Domestic Material Subsidiary, within thirty (30) days of such event (or such later date as permitted by Agent in its Permitted Discretion, said date, as the same may be extended from time to time by the Agent, is hereinafter referred to as a “Joinder Deadline”), (i) cause such Subsidiary to either (A) if Borrower Representative requests that such Domestic Subsidiary be joined as a Borrower hereunder, subject to the consent of Agent, join this Agreement and the Guaranty and Security Agreement – Credit Parties as a co-Borrower and provide to Agent a Joinder to this Agreement and a joinder to the Guaranty and Security Agreement – Credit Parties on the form of joinder attached thereto, or (B) join the Guaranty and Security Agreement – Credit Parties as a Guarantor and provide a joinder to the Guaranty and Security Agreement – Credit Parties on the form of joinder attached thereto, (ii) cause such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure such guaranty or such Obligations, and (iii) provide or cause such Subsidiary to provide to Agent all other documentation, including the organizational documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

(b)        Except as otherwise approved in writing by Required Lenders, each Credit Party shall, at the time that such Credit Party forms or acquires any Domestic Material Subsidiary after the Closing Date, or at any time when any Subsidiary of such Credit Party that previously was an Immaterial Subsidiary becomes a Domestic Material Subsidiary, pledge by the applicable Joinder Deadline, all of the Stock and Stock Equivalents of such Subsidiary if such Subsidiary is a Domestic Subsidiary to Agent, for the benefit of the Secured Parties, to secure the Obligations.  In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

(c)          Any document, agreement, or instrument executed or issued pursuant to this Section 5.14 shall constitute a Loan Document.

5.15      Environmental Matters.  Each Credit Party shall comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, to be in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Environmental Liability.

5.16       Post-Closing Obligations.  The Credit Parties shall complete the actions specified on Schedule 5.16 within the time periods specified therein, or such longer period of time as the Agent may agree in its sole discretion.

ARTICLE VI
NEGATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, so long as any Lender shall have any Allocation hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1          Limitation on Liens.  No Credit Party shall, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than Permitted Liens.

6.2        Disposition of Assets.  No Credit Party shall, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except for the following:

(a)         dispositions in the Ordinary Course of Business (including, without limitation, and for avoidance of doubt, (i) sales of Inventory in the Ordinary Course of Business; (ii) the sale or other disposition of obsolete, damaged or worn out property, or other property no longer used or useful in the conduct of business, in each case, disposed of in the Ordinary Course of Business; (iii) the sale, transfer or other disposition of cash and Cash Equivalents in the Ordinary Course of Business; (iv) non-exclusive licenses or sublicenses of Intellectual Property in the Ordinary Course of Business and not interfering in any material respect with the business of any Credit Party or any of its Subsidiaries, (v) the sale or discount, in each case without recourse, of Accounts arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof; provided, that upon any such sale or discount, the Accounts sold or discounted shall immediately cease to be Eligible Accounts, shall be removed from the calculation of the Gross Borrowing Base; and (vi) the leasing or subleasing of fixed assets of any Credit Party or any of its Subsidiaries in the Ordinary Course of Business);

(b)         subject to no Default or Event of Default existing or resulting from such disposition, dispositions of Lease Receivables, note receivables and related assets; provided, that  upon any such dispositions, the Lease Receivables so disposed shall immediately cease to be Eligible Intercompany Lease Receivables, shall be removed from the calculation of the Gross Borrowing Base and Borrowers shall make any mandatory prepayments required by Section 2.8 to the extent required as a result of such disposition of Lease Receivables;

(c)          the granting of Permitted Liens;

(d)         the making of Permitted Investments;

(e)          the making of Restricted Payments that are expressly permitted pursuant to Section 6.11;

(f)          so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Credit Party to any other Credit Party, and (ii) from any Subsidiary of any Credit Party to any Credit Party;

(g)         dispositions of assets acquired by any Credit Party pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of such Credit Party, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition;

(h)         dispositions of fixed assets for fair market value, to the extent that (i) such property is exchanged for credit that is promptly applied to the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of similar replacement property, in each case, in a transaction not prohibited by the terms of this Agreement;

(i)         the abandonment of Intellectual Property (or lapse of any registration or application in respect of Intellectual Property) that is, in the reasonable good faith judgment of Borrower Representative, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties and their Subsidiaries;

(j)           the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(k)          any involuntary loss, damage or destruction of property other than as a result of gross negligence or willful misconduct;

(l)          any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(m)        sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (l) above so long as made at fair market value and (i) the aggregate fair market value of all assets disposed of in any Fiscal Year (including the proposed disposition) would not exceed Ten Million Dollars ($10,000,000.00) and (ii) any Indebtedness incurred in connection with such fixed assets is paid in full with the proceeds of such sale or disposition; and

(n)          dispositions consented to in writing by Agent.

6.3          Consolidations and Mergers.  No Credit Party shall enter into any transaction or series of transactions pursuant to which such Person shall merge or consolidate with or into, any other Person, except for the following:

(a)          any non-Guarantor Subsidiary may merge into any other non-Guarantor Subsidiary; and

(b)          upon not less than five (5) days prior written notice to Agent

(i)          any non-Guarantor Subsidiary may merge into any Credit Party, so long as a Credit Party is the surviving entity of such merger or consolidation;

(ii)         any Subsidiary Guarantor may merge into any other Credit Party;

(iii)        any Borrower may merge into or consolidate with another Borrower or any Subsidiary so long as such Borrower is the surviving entity of such merger or consolidation, and

(iv)        any Credit Party or any Subsidiary may merge or consolidate with another Person as part of a Permitted Acquisition, so long as a Credit Party is the surviving entity of such merger or consolidation.

6.4         Acquisitions; Loans and Investments.  No Credit Party shall (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (ii) make or commit to make any Acquisitions, or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Credit Party, any Affiliate of a Credit Party or any Subsidiary of a Credit Party (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for the following:

(a)        Investments made in the Ordinary Course of Business (including, without limitation, and for avoidance of doubt, (i) loans and advances to employees, officers, directors or managers of any Credit Party or any of their Subsidiaries in the Ordinary Course of Business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances do not exceed One Million Dollars ($1,000,000.00) in the aggregate at any time outstanding); (ii) non-cash loans and advances to employees, officers or directors of any Credit Party or any of their Subsidiaries in the Ordinary Course of Business for the sole purpose of purchasing Stock in Holdings, so long as the proceeds of such loans and other advances are used in their entirety to purchase such Stock in Holdings; (iii) Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business; (iv) advances made in connection with purchases of goods or services in the Ordinary Course of Business; (v) Investments received in settlement of amounts due to any Credit Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Credit Party or any of its Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Credit Party or its Subsidiaries; (vi) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Credit Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the Ordinary Course of Business) or as security for any such Indebtedness or claims; and (vii) deposits of cash made in the Ordinary Course of Business to secure performance of operating leases);

(b)          Investments by any Credit Party to or in any other Credit Party; and

(c)          Investments by any Credit Party in Holdings or any Subsidiary of Holdings which is not a Credit Party (including, for avoidance of doubt, any such Foreign Subsidiary of Holdings); provided however,

(i)            no Default or Event of Default has occurred and is continuing or will result therefrom,

(ii)          such Investments shall consist of (A) those Investments existing on the Closing Date as set forth on Schedule 6.4, plus (B) such other Investments existing after the Closing Date which such Investments under this Section 6.4(c) shall not at any time or times exceed Thirty Million Dollars ($30,000,000.00) in the aggregate;

(iii)        if such Investment is a loan, then upon request of Agent, Holdings or the Subsidiary which is receiving such loan must execute and deliver to the Credit Party which is making such loan a note (collectively, the “Intercompany Notes”) to evidence such loan and such Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement – Credit Parties as additional collateral security for the Secured Obligations and the Credit Parties shall accurately record all intercompany transactions on their books and records;

(d)         Investments in cash and Cash Equivalents;

(e)          Permitted Rate Contracts;

(f)          Permitted Acquisitions;

(g)          Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(h)        so long as no Default or Event of Default shall have occurred and be continuing or would result from the making thereof, in each case, at the time such Investment is made, Investments in joint ventures, minority equity interests, convertible notes or other convertible securities of any Persons, in an aggregate amount at any time outstanding not to exceed Ten Million Dollars ($10,000,000.00) for this clause (h);

(i)          Investments existing on the Closing Date and set forth in Schedule 6.4; and

(j)          Investments not otherwise permitted by this Section 6.4 not to exceed Fifteen Million Dollars ($15,000,000.00) in the aggregate.

6.5          Limitation on Indebtedness.  No Credit Party shall create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for the following:

(a)          the Secured Obligations;

(b)          Indebtedness existing on the Closing Date and set forth in Schedule 6.5 including Permitted Refinancings thereof;

(c)         Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, repair, maintenance, installation or improvement of property, plant or equipment or other fixed or capital assets, in an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000.00) at any time outstanding, and any Permitted Refinancings in respect of such Indebtedness;

(d)          unsecured intercompany Indebtedness permitted pursuant to Section 6.4(c);

(e)          Bank Product Obligations (other than arising under Rate Contracts) and Indebtedness under Permitted Rate Contracts;

(f)          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, and completion guarantees and similar obligations, in each case, provided in the Ordinary Course of Business;

(g)         endorsement of negotiable instruments for deposit or collection in the Ordinary Course of Business;

(h)         Indebtedness incurred in the Ordinary Course of Business in respect of (i) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing, (ii) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, (iii) the endorsement of instruments for deposit, (iv) the financing of insurance premiums with the applicable insurance provider thereof, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year, (v) deferred compensation or similar arrangements to the employees of any Credit Party or any of its Subsidiaries, (vi) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and (vii) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Credit Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance;

(i)          Indebtedness consisting of (i) unsecured guarantees incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations of any Credit Party or any of its Material Domestic Subsidiaries; (ii) unsecured guarantees incurred in the Ordinary Course of Business with respect to leases (for real or personal property) between any Credit Party or any of its Material Domestic Subsidiaries and third party lessors and (iii) unsecured guarantees incurred in the Ordinary Course of Business with respect to vendor contracts between any Credit Party or any of its Material Domestic Subsidiaries and third party vendors;

(j)          Indebtedness arising under one or more unsecured guaranties of any Credit Party or any of its Domestic Material Subsidiaries with respect to obligations of any direct or indirect Foreign Subsidiary of Holdings in the aggregate amount not to exceed Ten Million Dollars ($10,000,000.00); provided, however, that if the obligations being guaranteed are subordinated to the Obligations, then such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such obligations;

(k)         Indebtedness arising under guaranties of obligations of any Credit Parties or any of its Domestic Material Subsidiaries, which Indebtedness is otherwise permitted to be incurred under this Agreement; provided, however, that if the obligations being guaranteed are subordinated to the Obligations, then such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such obligations;

(l)          (A) Permitted Subordinated Earn-Outs in an aggregate outstanding amount, taken together with the aggregate amount of all Permitted Non-Subordinated Earn-Outs outstanding, not to exceed Twenty Five Million Dollars ($25,000,000.00) due and payable in any thirty six (36) month period and Seventy Five Million Dollars ($75,000,000.00) in the aggregate at any time, and (B) Permitted Non-Subordinated Earn-Outs that are incurred in connection with any Permitted Acquisition as a portion of the Purchase Price in respect thereof, in an aggregate outstanding amount not to exceed Ten Million Dollars ($10,000,000.00) due and payable in any thirty six (36) month period and Twenty Five Million Dollars ($25,000,000.00) in the aggregate at any time (it being understood that, for purposes of this clause (k), the amount of any Earn-Out shall be deemed to be the maximum amount for which the applicable Credit Party may be liable pursuant to the terms of the instrument embodying such Indebtedness);

(m)        Acquired Indebtedness in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000.00) at any time outstanding; and

(n)         Permitted Seller Debt, in an aggregate outstanding amount not to exceed Ten Million Dollars ($10,000,000.00) at any time; and

(o)         other unsecured Indebtedness (including Subordinated Indebtedness) not to exceed Ten Million Dollars ($10,000,000.00) in the aggregate at any time outstanding not otherwise permitted by this Section 6.5, excluding Indebtedness consisting of guarantees of any third-party (except as specifically provided in Section 6.5(k) above), which exclusion includes Indebtedness consisting of guarantees of (i) Foreign Subsidiaries, and (ii) Domestic Subsidiaries who are Immaterial Subsidiaries.

Each category of Indebtedness (other than Indebtedness under the Loan Documents which shall at all times be deemed to be outstanding pursuant to clause (a)) set forth above shall be deemed to be cumulative and for purposes of determining compliance with this Section 6.5 in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above, the Borrower Representative in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses.

6.6          Employee Loans and Transactions with Affiliates.  No Credit Party shall enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except for the following:

(a)        any transaction in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary;

(b)         any loans, advances and other payments to, and indemnities for the benefit of, directors, officers and employees of Credit Parties for travel, entertainment and relocation expenses and other customary business purposes in the Ordinary Course of Business;

(c)          transactions contemplated by the Loan Documents;

(d)         any transactions with Affiliates that are in effect as of the Closing Date, as shown on Schedule 6.6;

(e)          so long as it has been approved by such Credit Party’s or Subsidiary’s Governing Body in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of any Credit Party or any Credit Party’s Subsidiaries;

(f)          so long as it has been approved by such Credit Party’s or Subsidiary’s Governing Body in accordance with applicable law, the payment of reasonable compensation, severance or employee benefit arrangements, reimbursements of out-of-pocket costs, in each case to employees, officers, and outside directors of any Credit Party or any of Credit Party’s Subsidiaries in the Ordinary Course of Business and consistent with industry practice;

(g)          transactions that any Credit Party is otherwise expressly permitted to enter into with an Affiliate by the terms of this Agreement, in each case subject to any dollar cap, contingency, limitation or other requirement applicable thereto;

(h)         the making of any Investment in any joint venture to the extent expressly permitted by, and made in accordance with, Section 6.4(h); and

(i)         transactions with Affiliates in the Ordinary Course of Business, including Transfer Pricing Transactions, upon fair and reasonable terms fully disclosed to the Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate (other than the payment of management, consulting, monitoring, or advisory fees).

6.7         [Reserved].

6.8         Margin Stock; Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of proceeds from any Loan, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

6.9         [Reserved].

6.10       Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist any ERISA Event that would, in the aggregate with any other ERISA Events, have a Material Adverse Effect.

6.11       Restricted Payments.  No Credit Party shall (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any of its own Stock or Stock Equivalent now or hereafter outstanding, or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness, Permitted Seller Debt or Permitted Subordinated Earn-Outs (the items described in clauses (i), (ii), (iii) and (iv) above are referred to as “Restricted Payments”); except that a Credit Party or Subsidiary of a Credit Party and, in each case, ratably to such Person’s other holders of Stock or Stock Equivalent, may declare and pay dividends to a Credit Party or any Wholly-Owned Subsidiary of a Credit Party, and except for the following:

(a)          Borrowers may make distributions and dividends to Holdings if, prior to and after giving effect to such distribution or dividend (i) no Default or Event of Default has occurred or would arise as a result of such Restricted Payment and (ii) the Maximum Revolving Loan Availability is not less than the greater of (A) seventeen and 50/100 Percent (17.50%) of the Maximum Floorplan Amount or (B) Ten Million Dollars ($10,000,000.00), in each case, as of the date such distribution or dividend is to be made;

(b)          (i) any Credit Party may make Restricted Payments to another Credit Party, and (ii) any Subsidiary of a Credit Party that is a non-Credit Party may make Restricted Payments to any Credit Party;

(c)          so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Credit Party and any of its Subsidiaries may make distributions to Holdings to permit Holdings to make distributions to former employees, officers, or directors of any Credit Party or any of its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Holdings held by such Persons; provided, that the aggregate amount of such distributions made by any Credit Party or any of its Subsidiaries in any Fiscal Year plus the amount of Indebtedness outstanding under Section 6.5, does not exceed Five Million Dollars ($5,000,000.00) in the aggregate; and

(d)          Borrowers may make payments with respect to Subordinated Indebtedness, Permitted Seller Debt and Permitted Subordinated Earn-Outs to the extent permitted by the applicable subordination provisions or subordination agreement related thereto.

6.12       Change in Business.  No Credit Party shall engage in any line of business substantially different from those lines of business carried on by it on the Closing Date and other activities reasonably related thereto.

6.13       Change in Structure.  Except as expressly permitted under Section 6.3, no Credit Party shall make any changes in its equity capital structure or amend any of its Organization Documents in any respect which, in each case, shall be materially adverse to Agent or Lenders.  No Credit Party shall permit Holdings to cease to be a publicly traded company.

6.14       Changes in Accounting, Name or Jurisdiction of Organization.  No Credit Party shall (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without giving written notice to Agent within 10 Business Days thereafter (or such longer period as Agent agrees in its Permitted Discretion).

6.15       Amendments to Subordinated Indebtedness.  No Credit Party shall, directly or indirectly, change or amend the terms of Subordinated Indebtedness, Permitted Seller Debt or Permitted Subordinated Earn-Outs in any respect which, in each case, shall be materially adverse to Agent or Lenders without the prior written consent of Agent.

6.16       No Negative Pledges.  No Credit Party shall, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Permitted Liens provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens.

6.17       OFAC; Patriot Act; Sanctions.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to (a) fail to comply with the laws, regulations and executive orders referred to in Sections 4.27 and 4.28 and 4.29 or (b) directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Agent, or otherwise) of Sanctions, or (c) directly or indirectly, use any Loan or the proceeds of any Loan for any purpose which would breach any Anti-Corruption Laws.

6.18       Sale-Leasebacks.  No Credit Party shall engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets unless (1) the sale is permitted under Section 6.2 and (2) the lease is permitted under Section 6.1.

6.19       Hazardous Materials.  No Credit Party shall cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party) in each case, to the extent that such Release could reasonably be expected to result in Material Environmental Liabilities.

ARTICLE VII
FINANCIAL COVENANT

Each Credit Party, jointly and severally, covenants and agrees that, so long as any Lender shall have any Allocation hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

7.1          Fixed Charge Coverage Ratio. The Credit Parties will maintain a Fixed Charge Coverage Ratio, calculated for the period of four (4) consecutive Fiscal Quarters ending on the last day of the Fiscal Quarter most recently ended prior to the occurrence of a Covenant Trigger Event and for each period of four (4) consecutive Fiscal Quarters ending on the last day of each Fiscal Quarter during any Covenant Testing Period (including the last day thereof), of at least 1.10 to 1.00.

ARTICLE VIII
EVENTS OF DEFAULT

8.1          Events of Default.  Any of the following shall constitute an Event of Default:

(a)        Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b)         Representation or Warranty.  (i) Any representation, warranty or certification by or on behalf of any Credit Party or any Guarantor made or deemed made herein (including any representation, warranty or certification deemed to be made on behalf of any Domestic Material Subsidiary of any Credit Party), in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Credit Party, any such Guarantor or its respective Responsible Officer(s), furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate in any Borrowing Base Certificate, (B) errors understating the Gross Borrowing Base or (C) errors that are corrected within forty eight (48) hours of delivery of the Borrowing Base Certificate);

(c)          Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.1, 5.2(a), 5.2(c), 5.3(a), 5.6(i)(A), 5.9, 5.10, 5.11 or 10.10(b) or Article VI or VII;

(d)         Other Defaults. Any Credit Party or any Guarantor fails to perform or observe (i) any term, covenant or agreement contained Section 5.6 (other than 5.6(i)(A)), and such default shall continue unremedied for a period of ten (10) days after the earlier to occur of (A) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (B) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders or (ii) any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) the date upon which a Responsible Officer of any Credit Party or any Guarantor becomes aware of such default and (B) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders;

(e)          Cross‑Default.  Any Credit Party or any Domestic Material Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Secured Obligations) or contingent obligations (other than the Secured Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Fifteen Million Dollars ($15,000,000.00) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness (other than contingent obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or Earn-Outs permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such contingent obligations to become payable or cash collateral in respect thereof to be demanded;

(f)          Insolvency; Voluntary Proceedings.  A Borrower or a Guarantor, individually, ceases or fails, or the Credit Parties and their Domestic Material Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party, any Material Subsidiary of any Credit Party or any Guarantor: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 6.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g)        Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Guarantor, any Credit Party or any Domestic Material Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person’s Properties with a value in excess of Fifteen Million Dollars ($15,000,000.00) individually or in the aggregate and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Guarantor, any Credit Party or Domestic Material Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Guarantor, any Credit Party or any Domestic Material Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h)         Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Domestic Material Subsidiaries or Guarantors involving in the aggregate a liability of Fifteen Million Dollars ($15,000,000.00) or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i)         Non‑Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties  or any of their respective Domestic Material Subsidiaries or Guarantors which has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j)          Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Guarantor shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason  cease to be a perfected and first priority security interest subject only to Permitted Liens;

(k)         Guaranty.  The obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such Guaranty;

(l)        Ownership.  Holdings ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of each Credit Party, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Permitted Liens and Liens for the benefit of the Secured Parties, or Holdings ceases to be a reporting company under the SEC rules and regulations; or

(m)       Invalidity of Subordination Provisions.  The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness, Permitted Seller Debt or Permitted Subordinated Earn-Outs shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

8.2          Remedies.  Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a)        declare all or any portion of any one or more of the commitments of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such commitments (other than Bank Product Obligations) shall forthwith be suspended or terminated;

(b)        declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (other than Bank Product Obligations) to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.1(f) or 8.1(g) above (in the case of clause (i) of Section 8.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

8.3         Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.4         Cash Collateral for Letters of Credit.  If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Allocation) shall be terminated for any reason (including as a result of failure to renew), or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 8.2), and the Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to one hundred five percent (105%) of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations.  Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations.  The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all commitments have been terminated and all Obligations have been paid in full in cash.

8.5          Equity Cure Right.

(a)        Subject to the limitations set forth in clauses (d) and (e) of this Section 8.5, the Borrowers shall have the right to cure (the “Cure Right”) an Event of Default arising out of a breach of the Fixed Charge Coverage Ratio covenant set forth in Section 7.1 (the “Specified Financial Covenant”) if they receive the cash proceeds of an investment of Curative Equity on or before the date that is ten (10) Business Days after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Agent in respect of the Fiscal Quarter with respect to which any such breach occurred (the “Specified Financial Quarter”), and (ii) the date on which the Compliance Certificate is required to be delivered to Agent pursuant to Section 5.2(a) in respect of the Specified Financial Quarter (such earlier date, the “Financial Statement Delivery Date”); provided, that Borrowers’ right to exercise the Cure Right shall be contingent on their timely delivery of such Compliance Certificate and financial statements for the Specified Financial Quarter as required under Section 5.1.

(b)        In connection with the exercise of the Cure Right under this Section 8.5, on or before the Financial Statement Delivery Date for the Specified Financial Quarter, Borrowers shall deliver to Agent a certification of a legally authorized Person which contains, or Borrowers shall include in the Compliance Certificate for the Specified Financial Quarter:  (i) an indication that Borrowers will receive proceeds of Curative Equity for the Specified Financial Quarter and a statement setting forth the anticipated amount of such proceeds, (ii) a calculation of the financial results or prospective financial results of Holdings and/or Borrowers and their respective Subsidiaries for the Specified Financial Quarter (including for such purposes the proceeds of the Curative Equity (broken out separately) as deemed EBITDA as if received on such date), which shall confirm that on a pro forma basis after taking into account the receipt of the Curative Equity proceeds, Borrowers would have been or will be in compliance with the Specified Financial Covenant for the Specified Financial Quarter, (iii) a certification that the full amount of the cash proceeds of the equity investment made in connection with such exercise of the Cure Right shall be used to prepay the Obligations in accordance with Section 2.8(a), and (iv) a certification that the amount of the cash proceeds of the equity investment does not exceed the amount necessary to cause Borrowers to be in compliance with the Specified Financial Covenant for the Specified Financial Quarter, calculated for such purpose as if such amount of Curative Equity were additional EBITDA of Borrowers as at such date (the “Cure Amount”).

(c)         The Borrowers shall promptly notify Agent of receipt of any proceeds of Curative Equity and shall immediately apply the full such proceeds to the payment of the Obligations in the manner specified in Section 2.8(a).

(d)         Any investment of Curative Equity shall be in immediately available funds and shall be in an amount equal to the Cure Amount.

(e)         Notwithstanding anything to the contrary contained herein, regardless of whether an investment of Curative Equity is made prior to the applicable Financial Statement Delivery Date, the Cure Right under this Section 8.5 may (i) be exercised not more than five (5) times during the term of this Agreement, as the term may be extended by any renewals as provided hereunder, and (ii) not be exercised more than two (2) times in any period of four (4) consecutive Fiscal Quarters and not more than once during any two (2) consecutive Fiscal Quarters.

(f)          If Borrowers have (i) delivered a certification or a Compliance Certificate conforming to the requirements of clause (b) of this Section 8.5, and (ii) received proceeds of an investment of Curative Equity in immediately available funds on or before the deadline set forth in this Section 8.5 and in an amount equal to the applicable Cure Amount, any Event of Default that occurs or has occurred and is continuing as a result of a breach of the Specified Financial Covenant for the Specified Financial Quarter shall be deemed cured with no further action required by the Required Lenders.  Prior to satisfaction of the foregoing requirements of this Section 8.5, any Event of Default that occurs or has occurred as a result of a breach of the Specified Financial Covenant shall be deemed to be continuing and, as a result, the Lenders (including the Swingline Lender and the L/C Issuers) shall have no obligation to make additional advances or otherwise extend additional credit hereunder.  In the event Borrowers do not cure all financial covenant violations as provided in this Section 8.5, the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(g)        To the extent that Curative Equity is received and included in the calculation of the Specified Financial Covenant as deemed EBITDA for any fiscal month pursuant to this Section 8.5, such Curative Equity shall be deemed to be EBITDA for purposes of determining compliance with the Specified Financial Covenant for subsequent periods that include such fiscal month.  Curative Equity shall be disregarded for purposes of determining EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement.  In addition, notwithstanding any prepayment of Obligations pursuant to Section 2.8(a), any Indebtedness so prepaid shall be deemed to remain outstanding for purposes of determining pro forma or actual compliance with the Specified Financial Covenant or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the Specified Financial Quarter or subsequent periods that include such fiscal month.

ARTICLE IX
THE AGENT

9.1          Appointment and Duties.

(a)         Appointment of Agent.  Each of the Lenders and the L/C Issuers hereby irrevocably appoints CDF to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuers, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)         Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(c)          Exculpatory Provisions.

(i)          The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(A)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(B)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Non-Funding Lender in violation of any Debtor Relief Law; and

(C)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(ii)         The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to the Agent in writing by the Borrower Representative, a Lender or an L/C Issuer.

(iii)        The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.2         Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.3         Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Persons of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

9.4          Resignation of Agent.

(a)         The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Non-funding Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

9.5         Non-Reliance on Agent and Other Lenders.  Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.6          Expenses; Indemnities; Withholding.

(a)          Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b)          Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 9.6(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of  their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent, any L/C Issuer or any of their respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)          To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code).  If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 9.6(c).

9.7          Release of Collateral or Guarantors.  Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (c)(ii) below, release or subordinate) the following:

(a)         any Subsidiary of a Borrower from its guaranty of any Obligation, and all Liens on all Property of such Subsidiary in favor of Agent in favor of the Secured Parties, if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b)         any Borrower from its Obligations hereunder, and all Liens on all Property of such Borrower in favor of Agent in favor of the Secured Parties, if (i) such Borrower is no longer a Subsidiary pursuant to a transaction or series of transactions permitted hereunder and (ii) after giving effect thereto, the remaining Borrowers shall not be in violation of Section 2.8; and

(c)          any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 6.1 and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Allocations and Floorplan Loan Allocations, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations (except to the extent cash collateralized in an amount equal to one hundred five percent (105%) of the undrawn and outstanding Letters of Credit in a manner reasonably acceptable to the Agent and the L/C Issuer) and all other Obligations under the Loan Documents that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all Open Approvals, in amounts and on terms and conditions and with parties reasonably satisfactory to CDF, and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens as promptly as practicable when and as directed in this Section 9.7.

ARTICLE X
MISCELLANEOUS

10.1        Amendments and Waivers.

(a)        Subject to clause (c) hereafter, (1) no amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, (2) no amendment of the provision of any other Loan Document shall in any event be effective unless the same shall be in writing and signed by the parties thereto (provided that if the Agent is a party thereto, the Agent shall execute such amendment at the direction of the Required Lenders), and (3) no consent or waiver with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, in each case, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i)          increase or extend the Allocation of any Lender (or reinstate any Allocation terminated pursuant to Section 8.2(a));

(ii)         postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.8 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)        reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv)        amend or modify Sections 2.7(a)(ii) or 2.10(c) or any other provision of  this Agreement that would alter the pro rata sharing of payments;

(v)         change the percentage of the Allocations or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi)        amend this Section 10.1 (other than Section 10.1(c)) or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders;

(vii)       subordinate all or substantially all the Liens granted to Agent for the benefit of the Lenders to secure the Secured Obligations, except as otherwise may be provided in this Agreement or the other Loan Documents;

(viii       discharge any Credit Party or Guarantor from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

(ix)       amend or modify the definition of Gross Borrowing Base or the definitions of any of the components thereof, including any increase in the percentage advance rates in the definition of Gross Borrowing Base, in a manner which would increase the availability of credit under the Revolving Credit Facility;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi), (vii) or (viii).

(b)        No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.

(c)          [Reserved].

(d)        Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender or Impacted Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Allocations, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to this Section 10.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender or Impacted Lender shall be treated as an “affected Lender” for purposes of Section 10.1(a)(i) and 10.1(a)(iii) solely with respect to an increase in such Non-Funding Lender’s or Impacted Lender’s Allocations, a reduction of the principal amount owed to such Non-Funding Lender or Impacted Lender or, unless such Non-Funding Lender or Impacted Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders, the Loans and Allocations held by Non-Funding Lenders and Impacted Lenders shall be excluded from the total Loans and Allocations outstanding.

(e)         Notwithstanding anything set forth herein to the contrary, this Agreement may be amended with the written consent of Agent, the Borrowers and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Floorplan Loans and Revolving Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f)          Notwithstanding anything to the contrary contained in this Section 10.1, (i) the Borrowers may amend Schedules 4.9 and 4.20 with respect to Section 4.21 upon notice to Agent, (ii) Agent may amend Schedule 2.1(a) and Schedule 2.1(b) to reflect Sales entered into pursuant to Section 10.9, and (iii) Agent and the Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

(g)        Anything in this Section 10.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of any Credit Party or Guarantor, shall not require consent by or the agreement of any Credit Party or Guarantor, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Non-Funding Lender, and (iii) any amendment contemplated by Section 2.3(f)(iii) of this Agreement titled “Benchmark Replacement Setting” in connection with replacing the LIBOR Rate or other USD LIBOR, a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election shall be effective as contemplated by Section 2.3(f)(iii) of this Agreement titled “Benchmark Replacement Setting.”

(h)         Notwithstanding the foregoing, Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.  Furthermore, notwithstanding anything to the contrary herein, with the consent of Agent at the request of the Borrowers (without the need to obtain any consent of any Lender), any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by Agent).

10.2       Notices.

(a)         Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Schedule 10.2, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent.  Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.

(b)         Effectiveness.

(i)         All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (A) if delivered by hand, upon personal delivery, (B) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (C) if delivered by mail, three (3) Business Days after deposit in the mail, (D) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (E) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article II shall be effective until received by Agent.

(ii)         The posting, completion and/or submission by any Credit Party of any communication pursuant to an E‑System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)        Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

10.3       Electronic Transmissions.

(a)         Authorization.  Subject to the provisions of Section 10.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole and absolute discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)         Signatures.  Subject to the provisions of Section 10.2(a), (i) (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E‑Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission. For the avoidance of doubt, Agent will not accept E-Signatures for execution of any of the Loan Documents.

(c)         Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 10.2 and this Section 10.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E‑System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)         LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E‑SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of the Borrowers, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

10.4       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

10.5       Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party except as expressly provided therein.  In addition, the Borrowers agree to pay or reimburse upon demand (a) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, insurance reviews, Collateral audits, inspections, field examinations, and appraisals, background checks and similar expenses, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners) (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, Loan Document, or Obligation, including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

10.6       Indemnity.

(a)          Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, (iv) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (v) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 10.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, each of the Borrowers and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.  This Section 10.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

(b)         Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

10.7      Marshaling; Payments Set Aside.  No Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Credit Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of any Secured Party’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Credit Party hereby irrevocably waives the benefits of all such laws.  To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party or Guarantor, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

10.8       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.9, and provided further that the Borrowers or other Credit Party may not assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of Agent and each Lender.

10.9       Assignments and Participations; Binding Effect.

(a)         Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto and Agent and each Lender party hereto.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article IX), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and each other Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 9.4), none of the Borrowers, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)         Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Allocations and its rights and obligations with respect to Loans and Letters of Credit) to any Eligible Assignee; provided, however, that:

(i)          such Sales shall be ratable between the Revolving Loan and Floorplan Loan;

(ii)        for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Allocations, and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of Five Million Dollars ($5,000,000.00), unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility, or is made with the prior consent of Agent;

(iii)        such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent;

(iv)        interest accrued prior to and through the date of any such Sale may not be assigned; and

(v)         such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 2.11(e)(v);

Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder, or to any Person that would be a Non-Funding Lender or Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)        Required Consents.  The consent of the Borrower Representative shall be required in the case of any assignment (such consent not to be unreasonably withheld or delayed) unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

(d)         Procedure.  The parties to each Sale made in reliance on clause (b) above (and excluding those described in clause (f), (g) or (h) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, any Tax forms required to be delivered pursuant to Section 11.2 and payment of an assignment fee in the amount of Three Thousand Five Hundred Dollars ($3,500.00) to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of Three Thousand Five Hundred Dollars ($3,500.00) shall be due in connection with such Sale (unless waived or reduced by Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 10.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(e)         Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to Section 2.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Allocations and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(f)         Grant of Security Interests.  In addition to the other rights provided in this Section 10.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(g)        Participants and Grant of Option to Fund to SPVs.  In addition to the other rights provided in this Section 10.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Floorplan Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article XI, but, with respect to Section 11.2, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 11.2(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such grant or participation is made and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV granted an option pursuant to this clause (g) or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of Section 10.1(a).

(h)         Assignments to Affiliate SPVs.  In addition to the other rights provided elsewhere in this Section 10.9, each Lender that is an Affiliate of the Agent may, with notice to Agent in such form as shall be acceptable to the Agent (but without the consent of any Person and without compliance with any limitation or procedure specified in subsection 10.9(b) or 10.9(c)), sell, transfer, negotiate or assign all or any portion of its rights, title or interests hereunder with respect to any Revolving Loans (including any interest accrued or to accrue thereon) to an SPV that is an Affiliate of such Lender, and such SPV may thereafter, with notice to Agent, assign such Loan to any other SPV that is an Affiliate of such Lender or re-assign all or a portion of its interests in any Revolving Loans to the Lender holding the related Loan Allocation; provided, however, that, whether as a result of any term of any Loan Document or of such Sale, no such SPV shall have a commitment, or be deemed to have made an offer to commit, to make Revolving Loans hereunder, and none shall be liable for any obligation of such Lender hereunder.  In the case of any Sale pursuant to this clause (h), any assignee SPV shall have all the rights of a Lender hereunder, including the rights described in Section 9.3 and the right to receive all payments with respect to the assigned Obligations.  Each such SPV shall be entitled to the benefit of Section 11.2 only to the extent such SPV delivers the tax forms the assigning Lender is required to collect pursuant to subsection 11.2(f).

(i)        No party hereto shall institute (and the Borrowers shall cause each other Credit Party not to institute) against any SPV that funds or purchases any Obligation pursuant to clauses (g) or (h) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Allocations and the payment in full of the Obligations.  In addition, notwithstanding anything to the contrary contained in this Section 10.9, any SPV may disclose on a confidential basis any non-public information relating to its Loans to any rating agency rating the obligations of such SPV.  For the avoidance of doubt, an SPV that is a trust formed by or at the direction of a Lender or an Affiliate of a Lender, as depositor, shall be deemed to be an Affiliate of such Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

10.10      Non-Public Information; Confidentiality.

(a)        Non-Public Information.  Each of Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)        Confidential Information.  Each Lender, each L/C Issuer and Agent agree to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrowers’ consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 10.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 10.10 shall govern.

(c)        Tombstones; League Tables.  Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.  Agent or such Lender shall provide a draft of any such press release, advertising or other material to the Borrower Representative for review and comment prior to the publication thereof; provided further publication of such information shall not require additional review.  Each Lender hereby consents to the disclosure by Agent and Lead Arranger of information necessary or customary for inclusion in league table measurements.

(d)         Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to CDF or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which CDF or any of its affiliates is party without the prior written consent of CDF or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with CDF.

(e)         Distribution of Materials to Lenders and L/C Issuers.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)        Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, L/C Requests, Swingline Requests and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

10.11      Set-off; Sharing of Payments.

(a)         Right of Setoff.  Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) (other than any such deposits now or hereafter held in accounts meeting clause (a) or clause (b) of the definition of Excluded Account) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 10.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have, it being understood and agreed that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties will not exercise any right of set off which they may now or hereafter have in equity, at law or in contract against any deposits now or hereafter held in accounts meeting clause (a) or clause (b) of the definition of Excluded Account.

(b)        Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Article VIII and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.11(e).

10.12     Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.13     Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14     Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

10.15     Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

10.16     Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 10.18 and 10.19.

10.17     No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent and each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

10.18     Governing Law and Jurisdiction.

(a)       Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b)       Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York  and, by execution and delivery of this Agreement, the Borrowers and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)       Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)       Non-Exclusive Jurisdiction.  Nothing contained in this Section 10.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

10.19    Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

10.20     Entire Agreement; Release; Survival.

(a)         THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)         Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of the Borrowers and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)         (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 10.20, Section 10.5 (Costs and Expenses) and Section 10.6 (Indemnity) and Article IX (The Agent) and Article XI (Taxes and Yield Protection) and (ii) the provisions of the Guaranty and Security Agreement – Credit Parties, the Collateralized Guaranty – Group, the Limited Guaranty – Holdings, and any other Guaranties, in each case, shall (x) survive the termination of the Allocations and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

10.21     Patriot Act.

(a)         Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

(b)         The following notification is provided to Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for the Borrowers:  When the Borrower opens an account, if the Borrower is not an individual a financial institution will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow such financial institution to identify the Borrower. A financial institution may also ask to see the Borrower’s legal organizational documents or other identifying documents.

10.22     Replacement of Lenders.  Within forty-five days after the occurrence of any of the following events:

(a)          receipt by the Borrower Representative of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 11.1 or 11.2; or

(b)         any failure or refusal by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense (other than with respect to the assignment fee (if any) specified in Section 10.9(d)), a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent.  In the event the Borrowers obtain a Replacement Lender, the Affected Lender (or such non-consenting Lender) must sell and assign its Loans and Allocations to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 10.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 10.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 10.22 and Section 10.9.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or and Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Allocations to be sold and assigned, in whole or in part, at par.  Upon any such assignment and payment and compliance with the other provisions of Section 10.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

10.23      Joint and Several.  The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

10.24     Creditor-Debtor Relationship.  The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

10.25     Actions in Concert.  Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

10.26     Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to guaranty and otherwise honor all of its payment obligations under the Guaranty in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.26, or otherwise under the Loan Documents, voidable under applicable Requirements of Law relating to voidable transfers, fraudulent conveyances or fraudulent transfers, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.26 shall remain in full force and effect until the payment in full of the Secured Obligations. Each Qualified ECP Guarantor intends that this Section 10.26 constitute, and this Section 10.26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.27     Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. For purposes of this Section, “Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, rights upon a Default or Event of Default under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such rights upon a Default or Event of Default could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. As used in this Section, “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Non-Funding Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XI
TAXES AND YIELD PROTECTION

11.1       Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)        subject Agent, any Lender or any L/C Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or L/C Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Allocations of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower Representative, shall be conclusive absent manifest error. Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)         Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

11.2        Taxes.

(a)          Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b)        Payments Free of Taxes. Any and all payments by or on account of any obligation of Credit Parties under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrowers) requires the deduction or withholding of any Tax from any such payment by a Borrower, then Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by a Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower. The Borrowers shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section, the Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)          Status of Lenders.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Agent, at the time or times reasonably requested by the Borrower Representative or the Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Agent as will enable the Borrower Representative or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.2(f)(ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (ii) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8 BEN-E, as applicable (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty), and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W‑8BEN or W-8 BEN-E, as applicable (claiming exemption from U.S. withholding Tax under the portfolio interest exemption), or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(iii)        Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iv)        Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.

(v)         If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower Representative any documentation under any Requirement of Law or reasonably requested by Agent or Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)         Treatment of Certain Refunds. If any Secured Party determines, in its sole and absolute discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 11.2 (including by the payment of additional amounts pursuant to Section 11.2(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 11.2(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 11.2(g), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 11.2(g) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 11.2(g) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

EPLUS TECHNOLOGY, INC.

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

EPLUS TECHNOLOGY SERVICES, INC.

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

SLAIT CONSULTING, LLC

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

[Signature Page to First Amended and Restated Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Agent, Swingline Lender and as a Lender

By:	/s/ Farhad Haroon
Name:	Farhad Haroon
Title:	Its Duly Authorized Signatory

[Signature Page to First Amended and Restated Credit Agreement]